Exhibit 10.18

CREDIT AGREEMENT

dated as of

 November 25, 2009

among

THE DRESS BARN, INC.

The Borrowing Subsidiaries parties hereto,

The Lenders party hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
___________________________

J.P. MORGAN SECURITIES INC. and
BANC OF AMERICA SECURITIES LLC
as Joint Bookrunners and Joint Lead Arrangers,

BANK OF AMERICA, N.A.,
as Syndication Agent, and

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent

i

TABLE OF CONTENTS

SECTION 9.04.	Successors and Assigns	104
SECTION 9.05.	Survival	108
SECTION 9.06.	Counterparts; Integration; Effectiveness	108
SECTION 9.07.	Severability	108
SECTION 9.08.	Right of Setoff	109
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	109
SECTION 9.10.	WAIVER OF JURY TRIAL	110
SECTION 9.11.	Headings	110
SECTION 9.12.	Confidentiality	110
SECTION 9.13.	Several Obligations; Nonreliance; Violation of Law	111
SECTION 9.14.	USA PATRIOT Act	111
SECTION 9.15.	Appointment for Perfection	111
SECTION 9.16.	Interest Rate Limitation	112

ARTICLE X

Loan Guarantee

SECTION 10.01.	Guarantee	112
SECTION 10.02.	Guarantee of Payment	112
SECTION 10.03.	No Discharge or Diminishment of Loan Guarantee	114
SECTION 10.04.	Defenses Waived	113
SECTION 10.05.	Rights of Subrogation	114
SECTION 10.06.	Reinstatement; Stay of Acceleration	114
SECTION 10.07.	Information	114
SECTION 10.08.	Taxes	114
SECTION 10.09.	Maximum Liability	115
SECTION 10.10.	Contribution	115
SECTION 10.11.	Liability Cumulative	116

ARTICLE XI

The Borrower Representative

SECTION 11.01.	Appointment; Nature of Relationship	116
SECTION 11.02.	Powers	116
SECTION 11.03.	Employment of Agents	116
SECTION 11.04.	Notices	117
SECTION 11.05.	Successor Borrower Representative	117
SECTION 11.06.	Execution of Loan Documents; Borrowing Base Certificate	117
SECTION 11.07.	Reporting	117

v

SCHEDULES:

Schedule 2.01 – Commitment Schedule
Schedule 2.06 – Existing Letters of Credit
Schedule 3.05 – Real Properties
Schedule 3.06 – Disclosed Matters
Schedule 3.12 – Subsidiaries
Schedule 3.13 – Insurance
Schedule 3.18 – Credit Card Arrangements
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Opinion of Loan Parties’ Counsel
Exhibit C – Form of Borrowing Base Certificate
Exhibit D – Form of Compliance Certificate
Exhibit E – Joinder Agreement
Exhibit F – Perfection Certificate

CREDIT AGREEMENT dated as of November 25, 2009, among THE DRESS BARN, INC., a Connecticut corporation, the Borrowing Subsidiaries, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquired Company” means Tween Brands, Inc., a Delaware corporation.

“Acquired Entity” has the meaning assigned to such term in Section 6.04.

“Acquisition” means the Company’s acquisition of all the issued and outstanding equity interests of the Acquired Company pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger dated June 24, 2009, among the Company, Thailand Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of the Company, and the Acquired Company.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for the applicable Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as modified, amended or restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus � of 1% per annum and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Amended Acquired Company Credit Agreement” means the Existing Acquired Company Credit Agreement, as amended and restated as contemplated by Section 4.01(g).

“Applicable Percentage” means, with respect to any Lender, with respect to Revolving Loans, LC Exposure, Swingline Loans, Protective Advances or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate amount of the Revolving Commitments of all the Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments at or prior to the time of determination); provided that for purposes of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, as the case may be, the applicable rate per annum set forth in the table below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon Average Availability for the most recently ended fiscal quarter of the Company; provided that at all times prior to the date corresponding to the Effective Date in the sixth month after the month in which the Effective Date occurs (or, if there is no corresponding date in such sixth month, the last day of such sixth month), the “Applicable Rate” shall be the applicable rate per annum set forth below for Category 1:

Average Availability	ABR Spread	Eurodollar Spread
Category 1 ≥$120,000,000	2.50%	3.50%
Category 2 >$60,000,000 but <$120,000,000	2.75%	3.75%
Category 3 ≤ $60,000,000	3.00%	4.00%

For purposes of the foregoing, the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company based upon the Borrowing Base Certificates that are delivered from time to time pursuant to Section 5.01(g), with any changes to the Applicable  Rate  resulting  from  a  change  in Average Availability to be effective  on  the  first day of the first month following delivery of such Borrowing Base Certificate.  Notwithstanding the foregoing provisions of this definition, if the Borrower shall fail to deliver any Borrowing Base Certificate by the time required under Section 5.01(g), then the Applicable Rate shall be determined by reference to Category 3 in the table above from and including the day next following the date on which such Borrowing Base Certificate shall have been due to but excluding the sixth day after the date on which such Borrowing Base Certificate shall have been delivered.

“Applicable Share” has the meaning assigned to such term in Section 10.10.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arrangers” means, individually and collectively as the context may require, J.P. Morgan Securities Inc. and Banc of America Securities LLC, in their capacities as Joint Bookrunners and Joint Lead Arrangers for the credit facilities established hereby.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base minus (b) the Credit Exposure of all Lenders.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Average Availability” means, with respect to any fiscal quarter of the Company, (a) the sum of Availability for each day during such fiscal quarter divided by (b) the number of days in such fiscal quarter.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” mean all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or Banking Services Obligations outstanding.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” means, individually or collectively, the Company and the Borrowing Subsidiaries.

“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, at any time, an amount equal to the sum of (a) 90% of the Borrowers’ Eligible Credit Card Accounts Receivable at such time, plus (b) the lesser of (i) 75% of the Borrowers’ Eligible Inventory, valued at the lower of cost, determined on a first-in-first-out basis, or market value at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Borrowers’ Eligible Inventory, valued at the lower of cost, determined on a first-in-first-out basis, or market value, minus (c) Reserves.  The Administrative Agent may, in its Permitted Discretion and with not fewer than four Business Days’ prior written notice to the Company, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g); provided that if any Borrowing Base Certificate delivered under Section 5.01(g) shall prove to have been materially inaccurate (regardless of whether any Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Borrowing Base), the Borrower shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means, until such time as it ceases to be a Borrowing Subsidiary pursuant to Section 2.22, each Subsidiary listed as a Borrower on the signature pages hereto and any other wholly owned Subsidiary designated as a Borrowing Subsidiary pursuant to Section 2.22.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Company and its consolidated Subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CFC” means each Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Permitted Investors, of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company and the percentage of the aggregate ordinary voting power represented by Equity Interests owned by such Person or group then exceeds the percentage of the aggregate ordinary voting power represented by Equity Interests owned by the Permitted Investors; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the occurrence of a “change of control”, as defined in the Convertible Note Documents or any other agreement or instrument governing Material Indebtedness.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 9.16.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents (which shall not include any real property or interests therein) and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent in accordance with the terms of the Collateral Documents, on behalf of itself and the Lender Parties, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)  each Loan Party shall be an initial party to and a Loan Guarantor under this Agreement or shall have executed and delivered to the Administrative Agent a Joinder Agreement pursuant to which it shall have become a party to and a Loan Guarantor under this Agreement;

(b)  the Administrative Agent shall have received from each Loan Party either (i) a counterpart of the Security Agreement, duly executed and delivered on behalf of such Loan Party, or (ii) in the case of any Subsidiary that becomes a Loan Party after the Effective Date, instruments in the form or forms specified in the Security Agreement under which such Loan Party becomes a party to the Security Agreement, duly executed and delivered on behalf of such Loan Party;

(c)  the Administrative Agent shall have received all such Collateral Access Agreements, Deposit Account Control Agreements and other Collateral Documents required to be provided to it under the Security Agreement, duly executed by the parties thereto, including copies of Credit Card Notification Agreements distributed to each of the Borrowers’ credit card processors;

(d)  all Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to, and to the extent required by, the Security Agreement and, in the case of Equity Interests in any Foreign Subsidiary, a Foreign Pledge Agreement (provided that the Loan Parties shall not be required to pledge Equity Interests in Foreign Subsidiaries that are not Eligible Foreign Subsidiaries, and provided further that the Loan Parties shall not be required to pledge more than 65% of the outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any such Eligible Foreign Subsidiary), and the Administrative Agent shall have received certificates or other instruments representing all such certificated Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, and shall be satisfied that actions sufficient to give it “control” within the meaning of Article 9 of the UCC have been taken with respect to all such uncertificated Equity Interests;

(e)  all Indebtedness (other than any Indebtedness in principal amount not greater than $2,500,000, but including all Indebtedness under the Existing Acquired Company Credit Agreement if such Indebtedness shall have been purchased by the Company and such credit agreement amended as contemplated by Section 4.01(g)) that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Security Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(f)  all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to perfect the Liens intended to be created by the Collateral Documents with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(g)  each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding the foregoing, any Loan Party formed or acquired after the Effective Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.15.  The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Loan Parties if and for so long as the Administrative Agent, in consultation with the Company, determines that the cost of creating or perfecting such pledges or security interests in such assets or obtaining legal opinions or other deliverables in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such actions cannot be accomplished without undue effort or expense by the time or times at which they would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

“Collateral Documents” means, individually and collectively as the context may require, the Security Agreement, each Collateral Access Agreement, each Credit Card Notification Agreement, each Deposit Account Control Agreement and each other document granting a Lien upon any assets of any Loan Party (other than real property or any interests therein) as security for payment of the Secured Obligations.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Commercial LC Exposure at such time.

“Commercial Letter of Credit” means a letter of credit that is (a) designated as a Commercial Letter of Credit by the Borrower Representative at the time of, or prior to, the issuance thereof, (b) issued to provide for the payment of the purchase price for goods or services purchased by a Borrower or a Subsidiary and (c) intended to be drawn when such purchase price is due and payable and not merely upon the occurrence of a default or other contingency.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment together with the commitment of such Lender to acquire participations in Overadvances and Protective Advances hereunder.  The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or amendment pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means Schedule 2.01.

“Company” means The Dress Barn, Inc., a Connecticut corporation.

“Concentration Account” has the meaning assigned to such term in the Security Agreement.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the cash interest expense (including (x) imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations, (y) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (z) net costs under Swap Agreements entered into to hedge interest rates to the extent such net costs are allocable to such period in accordance with GAAP) of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Company or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) interest income of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash extraordinary charges for such period, (v) any non-cash compensation charges, including arising from restricted stock and stock-option grants, for such period, (vi) any other non-cash charges (other than the write-down of current assets) for such period, (vii) fees and expenses paid in connection with the consummation of the Transactions and cash extraordinary charges in an aggregate amount for all such fees, expenses and charges not to exceed $40,000,000 (of which not more than $10,000,000 may be paid or accrued in periods after the Company’s fiscal year ending July 31, 2010) and (viii) charges attributable to the integration of the business of the Acquired Company with the business of the Company that are paid or otherwise accounted for prior to December 31, 2011, in an amount not to exceed $2,000,000 in any period or $4,000,000 in the aggregate for all periods, and minus (b) without duplication (i) to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income pursuant to clauses (a)(iv), (a)(v) or (a)(vi) above in such period or in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income (other than normal accruals in the ordinary course of business) for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDAR” means, for any period, Consolidated EBITDA for such period plus, without duplication and to the extent deducted in determining such Consolidated EBITDA, Consolidated Rental Expense for such period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense, (b) Consolidated Rental Expense, (c) mandatory prepayments and scheduled principal payments on, and cash payments upon the conversion of, Indebtedness made during such period, (d) expense for taxes paid in cash, (e) Restricted Payments paid in cash, (f) Capital Lease Obligation payments and (g) mandatory cash contributions to any Plan, all calculated for the Company and its Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Company) in which any other Person (other than the Company or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of the Subsidiaries during such period, (or, so long as the declaration or payment of dividends or other distributions by such first Person is not at the time restricted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Person, to the extent cash equal to such income (or the Company’s or any Subsidiary’s ratable portion thereof) is readily procurable by the Company or such Subsidiary from such Person by causing such Person to dividend or otherwise distribute such income (or such portion) to the Company or such Subsidiary) and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary or the date that such Person’s assets are acquired by the Company or any Subsidiary.

“Consolidated Rental Expense” means, for any period, the aggregate minimum rental expense of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, in respect of all rental obligations under operating leases.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means the Company’s 2.50% Convertible Senior Notes due 2024, in an initial aggregate principal amount of $115,000,000.

“Convertible Note Documents” means the indenture under which the Convertible Notes are issued and all other instruments, agreements and other documents evidencing or governing the Convertible Notes or providing for any other right in respect thereof.

“Convertible Notes Conversion Date” means any day on which the holders of the Convertible Notes have the right to convert the Convertible Notes under the applicable Convertible Notes Documents.

“Covenant Period” means any period (a) commencing on any date when Availability shall have been less than the greater of (i) 15% of the aggregate Revolving Commitments then in effect and (ii) $25,000,000 for three consecutive Business Days and (b) ending on the first day thereafter when Availability shall have been greater than 17.5% of the aggregate Revolving Commitments then in effect for 30 consecutive days.

“Credit Card Accounts Receivable” means (a) any receivables due to any Borrower from a credit card issuer or credit card processor in connection with purchases of Inventory of such Borrower on (i) credit cards issued by Visa, MasterCard, American Express, Discover and any other credit card issuers or providers that are reasonably acceptable to the Administrative Agent or (ii) private label credit cards of any Borrower issued through the Company’s credit card program with Alliance Data Systems under non-recourse arrangements substantially similar to those in effect on the date hereof, and (b) debit cards and mall cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent, in each case which have been earned by performance by such Borrower but not yet paid to such Borrower by the credit card issuer or the credit card processor, as applicable.

“Credit Card Notification Agreements” means each Credit Card Notification Agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrowers and delivered to the Borrowers’ credit card providers, as the same may be amended, restated or otherwise modified from time to time.

“Credit Exposure” means, as to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure, its Swingline Exposure and its Applicable Percentage of the aggregate principal amount of Protective Advances and Overadvances outstanding at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any capital stock referred to in (a) above, in each case at any time prior to the first anniversary of the Maturity Date.

“Distribution Center” means the distribution and office facility owned by Dunnigan and located at 22 Hemion Road and 30 Dunnigan Drive, Suffern, New York 10901.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Dominion Period” means any period (a) during which any Default under paragraph (a) of Article VII or any Event of Default has occurred and is continuing or (b) during a Reduced Availability Period; provided that if all applicable circumstances described in clauses (a) and (b) shall cease to exist, the Borrower Representative may, not more than twice during each period of 12 consecutive months, request that the Administrative Agent discontinue the applicable Dominion Period, and the Administrative Agent will promptly comply with such request and will provide notification of such discontinuance to the Borrowers’ credit card processors.

“Dunnigan” means Dunnigan Realty, LLC, a wholly owned Subsidiary that was formed solely to purchase, own and operate the Distribution Center.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Credit Card Accounts Receivable” means, at any time, the Credit Card Accounts Receivable of a Borrower which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the (i) extension of Revolving Loans and Swingline Loans and (ii) the issuance of Letters of Credit.  Without limiting the Administrative Agent’s discretion provided herein, Eligible Credit Card Accounts Receivable shall not include any Credit Card Account Receivable:

(a)  which is not earned or does not represent the bona fide amount due to a Borrower from a credit card processor and/or credit card issuer that originated in the ordinary course of business of the applicable Borrower;

(b)  which is not owned by a Borrower or to which a Borrower does not have good or marketable title;

(c)  in which the payee of such Credit Card Account Receivable is a Person other than a Borrower;

(d)  which does not constitute an “Account” (as defined in the UCC);

(e)  which has been outstanding for more than five Business Days (or, in the case of American Express and for so long as that certain discount rate arrangement between American Express and the Company shall be in effect, 15 Business Days) from the date of sale;

(f)  with respect to which the applicable credit card issuer or credit card processor has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it (but only so long as any such involuntary filing has not been stayed or vacated), any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(g)  which is not a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor with respect thereto;

(h)  which is not subject to a properly perfected first priority security interest in favor of the Administrative Agent (for the benefit of the Lender Parties);

(i)  which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties) and (ii) any Permitted Encumbrances contemplated by the applicable processor agreements and for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established;

(j)  with respect to which any (i) covenant has been breached or (ii) representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement, the Security Agreement or in the credit card agreements relating to such Credit Card Account Receivable; provided that each such representation and warranty shall be true and correct in all respects to the extent already qualified by a materiality standard;

(k)  which is subject to risk of set-off, recoupment, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of the applicable Credit Card Accounts Receivable or the unpaid credit card processor fees;

(l)  which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(m)  which the Administrative Agent in its Permitted Discretion determines may not be paid by reason of the applicable credit card processor’s or credit card issuer’s inability to pay;

(n)  which represents a deposit or partial payment in connection with the purchase of Inventory of such Borrower;

(o)  which is not subject to a Credit Card Notification Agreement; or

(p)  which does not meet such other usual and customary eligibility criteria for Credit Card Accounts Receivable in the Borrowers’ industry generally as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four Business Days’ prior notice to the Company.

In the event that a Financial Officer has actual knowledge that any credit card issuer or processor with respect to Eligible Credit Card Accounts Receivable ceases to comply with the requirements of clause (f), such Borrower or the Borrower Representative shall notify the Administrative Agent thereof promptly, and in any event not later than the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Credit Card Account Receivable, the face amount of a Credit Card Account Receivable may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the applicable Borrower to reduce the amount of such Credit Card Account Receivable.

In the event that a Credit Card Account Receivable which was previously an Eligible Credit Card Account Receivable ceases to be an Eligible Credit Card Account Receivable hereunder (other than by reason of clause (m) or (p)), such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Credit Card Account Receivable, the face amount of a Credit Card Account Receivable may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) applicable to such Credit Card Account Receivable and (ii) the aggregate amount of all cash received in respect of such Credit Card Account Receivable but not yet applied by such Borrower to reduce the amount of such Credit Card Account Receivable.  Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective four Business Days after delivery of notice thereof to the Borrower Representative and the Lenders.

“Eligible Foreign Subsidiary” means a Foreign Subsidiary that is (x) a first-tier CFC owned directly by any Borrower or any Domestic Subsidiary that is a “U.S. person”, as defined under the Code, or (y) described in clause (ii) of the definition of Foreign Subsidiary.

“Eligible Inventory” means, at any time, the Inventory of a Borrower which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the (i) extension of Revolving Loans and Swingline Loans and (ii) the issuance of Letters of Credit.  Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)  which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Lender Parties);

(b)  which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties) and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties);

(c)  which is determined by the Administrative Agent in its Permitted Discretion to be unmerchantable, defective, damaged or unfit for sale (as such terms are customarily used in the Borrowers’ industry), or not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity, in each case, consistent with the usage of such terms in the most recent inventory appraisal received by the Administrative Agent as contemplated hereby;

(d)  with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true or which does not conform in all material respects to all standards imposed by any applicable Governmental Authority;

(e)  in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)  which is not finished goods or which constitutes packaging and shipping material, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business (for the avoidance of doubt, sales in the ordinary course of business includes clearance sales);

(g)  which is not located in the US or is in transit with a common carrier from vendors and suppliers; provided, that up to $20,000,000 of such Inventory in transit shall be included as eligible pursuant to this paragraph (g) subject to the right of the Administrative Agent, in its Permitted Discretion and upon not less than four Business Days’ notice, to exclude such Inventory if it determines that its ability to realize on such Inventory and the proceeds thereof upon the exercise of remedies would be uncertain; and provided further, that up to an additional $35,000,000 of such Inventory in transit may be included as eligible pursuant to this paragraph (g) so long as (i) the Administrative Agent shall have received (1) access, during normal business hours and at other times reasonably requested by the Administrative Agent and upon reasonable prior notice, to a true and correct copy of the bill of lading and other shipping documents for such Inventory, (2) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, (3) confirmation that the applicable Borrower has paid for the goods (unless the Borrower’s payment obligations are covered by a documentary Letter of Credit issued under this Agreement) and (4) if the bill of lading is (A) non-negotiable, a duly executed Collateral Access Agreement or other bailee agreement reasonably satisfactory to the Administrative Agent from the applicable customs broker for such Inventory, or (B) negotiable, confirmation that the bill is issued in the name of the Borrower and consigned to the order of the Administrative Agent, and a reasonably acceptable agreement has been executed with such Borrower’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and will follow instructions of the Administrative Agent with respect to the disposition thereof and of the goods, (ii) the common carrier is not an Affiliate of the applicable vendor or supplier and (iii) the customs broker is not an Affiliate of any Borrower;

(h)  which is located in any location leased by the applicable Borrower (other than any retail store of such Borrower located in a jurisdiction that does not provide for a common law or statutory landlord’s lien on the personal property of tenants that would be prior or superior to that of the Administrative Agent) unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i)  which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to paragraph (h) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion; provided that up to $7,500,000 at any one time of such Inventory described in this paragraph and not meeting the requirements of the preceding clauses (i) and (ii) may be included as Eligible Inventory to the extent such Inventory is being held for not more than 60 days in a warehouse pending delivery to a store upon the initial opening thereof (including the initial opening after the renovation or remodeling of a store);

(j)  which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k)  which is the subject of a consignment by such Borrower as consignor;

(l) which contains or bears any intellectual property rights licensed to such Borrower unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m)  which is not reflected in a current perpetual inventory report of such Borrower (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(n)  for which reclamation rights have been asserted by the seller; or

(o)  which does not meet such other eligibility criteria for Inventory as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four Business Days’ prior notice to the Company;

provided that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication, any amounts representing (a) Vendor Rebates; (b) costs included in Inventory relating to advertising; (c) to the extent determined by the Administrative Agent in its Permitted Discretion to be appropriate, the shrink reserve; (d) the unreconciled discrepancy between the general inventory ledger and the perpetual Inventory ledger, to the extent the general Inventory ledger reflects less Inventory than the perpetual Inventory ledger; and (e) a reserve for Inventory which is designated or demanded to be returned to or retained by the applicable vendor or which is recognized as damaged or off quality by the applicable Borrower.

In the event that a Financial Officer has actual knowledge that Inventory at any location having a fair market value of $5,000,000 or more which was previously Eligible Inventory ceases to be Eligible Inventory hereunder (other than by reason of clause (c) or (o)), such Borrower or the Borrower Representative shall promptly notify the Administrative Agent thereof; provided that the Borrowers shall not be required to deliver an updated Borrowing Base Certificate until such time as submission to the Administrative Agent of the next Borrowing Base Certificate is required hereunder; provided further that the Administrative Agent may, in its reasonable discretion, upon receipt of such notice as set forth above, adjust Availability to reflect such change in Eligible Inventory.

“Eligible Successor Agent” means a bank or financial institution that is organized under the laws of the United States or any State or district thereof with an office in New York, New York which has a combined capital surplus of at least $200,000,000.

“Enhanced Reporting Period” means any period (a) commencing at any time when Availability shall be less than 20% of the total Revolving Commitments then in effect and (b) ending when Availability shall have been greater than 22.5% of the total Revolving Commitments then in effect for a period of 30 consecutive days.

“Environmental Laws” means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements with any Governmental Authority in each case, relating to pollution or protection of the environment, natural resources, human health and safety, or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability (or that could reasonably be expected to result in Withdrawal Liability) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any withholding Tax that is imposed by the United States of America and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 2.17(a).

“Existing Acquired Company Credit Agreement” means the Credit Agreement dated as of September 12, 2007, as amended, among the Acquired Company, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for such lenders.

“Existing Credit Agreement” means the Credit Agreement dated as of December 21, 2005, as amended, among the Company, the lenders party thereto and JPMCB, as administrative agent and collateral agent for such lenders.

“Existing Letters of Credit” means the letters of credit referred to on Schedule 2.06 hereto originally issued under the Existing Credit Agreement and the Existing Acquired Company Credit Agreement.

“Existing Mortgage” means the Mortgage, Assignment of Leases and Rents and Security Agreement dated as of June 24, 2003, given by Dunnigan, as assignor, to John Hancock Life Insurance Company, as assignee, in the principal amount of $34,000,000, covering the Distribution Center and securing the Existing Mortgage Loan.

“Existing Mortgage Loan” means the mortgage loan in the initial principal amount of $34,000,000 made by John Hancock Life Insurance Company to Dunnigan, the proceeds of which were used by Dunnigan to finance the purchase of the Distribution Center, which loan matures in July 2023.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) (i) Consolidated EBITDAR for such period minus (ii) Capital Expenditures for such period, to (b) Consolidated Fixed Charges for such period.  In the event that the Company or any Subsidiary shall have completed an acquisition (including a Permitted Acquisition) or disposition of any material Person, division or business unit since the beginning of the relevant period, the Fixed Charge Coverage Ratio shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Secured Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means a Subsidiary that (i) is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia, or (ii) substantially all the assets of which consist of Equity Interests of Subsidiaries defined in clause (i).

“Funding Accounts” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the United States of America.

“Gift Card Reserve” means, at any time, the sum of (a) 50% of the aggregate remaining amount at such time of outstanding gift certificates and gift cards sold by the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price of Inventory and (b) 100% of the aggregate amount at such time of outstanding customer deposits and merchandise credits entitling the holder thereof to use all or a portion of such deposit or credit to pay all or a portion of the purchase price of Inventory.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law, including, without limitation, any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances or mold.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, if such Indebtedness has not been assumed), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by contract, as a matter of law or otherwise as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Materials” means the information package prepared for Lenders relating to the Borrowers and the Transactions and dated August 2009 and all other written materials relating to the Borrowers and the Transactions provided to the Lenders subsequent to the posting of such information package in connection with the syndication of the Revolving Commitments.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar quarter and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the end of such Interest Period that is three, six or nine months’ after the first day of such Interest Period, and the Maturity Date, and (c) with respect to any Swingline Loan, Protective Advance or Overadvance, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Issuing Bank” means (a) each of JPMCB and Bank of America, N.A., in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i), and (b) solely with respect to any Existing Letter of Credit, any Lender that shall have issued such Letter of Credit.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Joinder Agreement” has the meaning assigned to such term in Section 5.15.

“Jule” means Jule, Inc., a Subsidiary of the Company.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parties” means, individually and collectively as the context may require, the Administrative Agent, the Lenders and the Issuing Banks.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an amendment referred to in Section 2.09(f), other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means each Existing Letter of Credit and any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, on any date of determination, the sum of (a) the aggregate amount of unrestricted cash, unrestricted cash equivalents and unrestricted short-term investments of the Loan Parties and (b) Availability.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guarantee, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender Party and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender Party in connection with the Agreement or the transactions contemplated thereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantee” means Article X of this Agreement.

“Loan Guarantor” means each Loan Party.

“Loan Parties” means the Borrowers, the Borrowers’ Domestic Subsidiaries (other than Dunnigan and Jule) and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Material Adverse Change” means any event, development or circumstance that constitutes, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, properties, condition, (financial or otherwise), results of operations or liabilities (including contingent liabilities) of the Company and the Subsidiaries taken as a whole, (b) the ability of any Borrower to perform any of its material obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lender Parties) on the Collateral or the priority of such Liens (with materiality to be determined for purposes of this clause (c) in terms of the Collateral taken as a whole, and not in terms of any individual item of Collateral), or (d) the rights of or benefits available to the Administrative Agent, the Issuing Banks or the Lenders under the Loan Documents (other than, in the case of this clause (d) only, a material adverse effect caused by any improper action or omission of any Issuing Bank or Lender or the Administrative Agent).

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding $20,000,000.  For purposes of determining Material Indebtedness, the “obligations” of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means November 25, 2013, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof, as determined on a basis consistent in all material respects with the inventory appraisals referred to in Section 4.01(q) (with such adjustments as shall be deemed appropriate to reflect events or changes in circumstances after the dates of such appraisals) by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all customary fees and out-of-pocket expenses paid to third parties (other than Affiliates of the Company) in connection with such event (including fees and out-of-pocket expenses attributable to claiming such proceeds), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), including any such reserves established in respect of indemnification, pension and other post-employment benefit liabilities, workers compensation liabilities, liabilities associated with retiree benefits or benefits related to environmental matters.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub.L. No. 107-56 (Signed into law October 26, 2001)).

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Acquisition” has the meaning assigned to such term in Section 6.04(h).

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)  Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)  easements, zoning restrictions, rights-of-way and similar encumbrances and exceptions to title on real property imposed by law or arising in the ordinary course of business or in the ordinary operation of such real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary or the ordinary operation of such real property;

(g) customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the Uniform Commercial Code in respect of payment items in the course of collection;

(h) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments;

(i) Liens arising under the Uniform Commercial Code in favor of custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons; and

(j) setoff or credit balances of any Borrower or any Subsidiary with credit card issuers to secure obligations of any Borrower or such Subsidiary, as the case may be, to any such credit card issuers incurred in the ordinary course of business as a result of fees and chargebacks;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)  investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)  marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof and rated, at the time of the acquisition thereof, at least A by S&P or Moody’s; and

(g)  investments in unconsolidated entities that do not constitute subsidiaries of the Borrower; provided that the sum of all such investments shall not exceed $35,000,000 in the aggregate.

“Permitted Investors” means David Jaffe (or any member of his family that is actively involved in the management of the Borrower), Armand Correia, Reid Hackney, Lisa Rhodes and George Goldfarb.

“Permitted Tax Distribution” means any payment, dividend or distribution by any Loan Party to the Company in order to pay consolidated or combined federal, state or local Taxes which payment by the Company is not in excess of the tax liabilities that would have been payable by the Company and its Subsidiaries on a stand-alone basis.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Closing Letter Agreement” means that certain Post-Closing Letter Agreement, dated as of the date hereof, between the Company and the Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.

“Prepayment Event” means:

(a)  any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party (other than (i) any such disposition that, together with all related dispositions,  results in Net Proceeds of less than $5,000,000 and (ii) dispositions described in Section 6.05(a), (b) or (d)); or

(b)  any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party (other than any such event that results in Net Proceeds of less than $5,000,000); or

(c)  the issuance or sale by the Company of any Equity Interests, or the receipt by the Company of any capital contribution; or

(d)  the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate at its offices at 270 Park Avenue in New York City or any successor executive office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed Permitted Acquisition (which term, solely for purposes of this definition, shall include the Acquisition) or any Restricted Payment or payment in respect of Indebtedness (collectively, “Pro Forma Events”) (including pro forma adjustments arising out of events which are directly attributable to the proposed Pro Forma Event, are factually supportable and are expected to have a continuing impact, in each case as reasonably determined by the Company and as certified by a Financial Officer of the Company and approved by the Administrative Agent) using, for purposes of determining such compliance, the historical financial statements of any entities or assets so acquired or to be acquired and the consolidated financial statements of the Company and its Subsidiaries which shall be reformulated as if such Pro Forma Event, and all other Pro Forma Event that have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such Pro Forma Event had been consummated and incurred at the beginning of such period.

“Pro Forma Compliance” means, at any date of determination, that the Borrowers shall be in compliance with the covenant set forth in Section 6.12 for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 5.01, calculated on a Pro Forma Basis in respect of the event giving rise to such determination.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Qualified Capital Stock” of any Person means any capital stock of such Person that is not Disqualified Stock.

“Reduced Availability Period” means any period (a) commencing (i) at any time when Availability shall be less than 17.5% of the total Revolving Commitments then in effect or (ii) at any time when Availability shall have been less than 20% of the total Revolving Commitments then in effect for three consecutive Business Days and (b) ending when Availability shall have been greater than 22.5% of the total Revolving Commitments then in effect for a period of 60 consecutive days.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any actual release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Rent Reserve” with respect to any leased store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to two months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Rent Reserves, Gift Card Reserves, Banking Services Reserves and reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company and (b) any redemption or repurchase for cash of the Convertible Notes.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Protective Advances, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $200,000,000.

“Revolving Loan” means a Loan made pursuant to Sections 2.01 and 2.02(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor thereto.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (if other than JPMCB) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Lender Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Standby LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Standby LC Exposure at such time.

“Standby Letter of Credit” means all Letters for Credit other than Commercial Letters of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder, and its successors and assigns in such capacity.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Syndication Agent” means Bank of America, N.A.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for US federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and, without duplication, (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the (a) execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the creation and perfection of the security interests provided for in the Collateral Documents, (c) the consummation of the Acquisition, (d) the termination of and repayment of all outstanding obligations under the Existing Credit Agreement, (e) the termination of and repayment of all outstanding obligations under the Existing Acquired Company Credit Agreement (or the purchase by the Company of all loans outstanding thereunder and the amendment of such credit agreement as contemplated by Section 4.01(g)), and (f) the payment of all fees and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Collateral Documents.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Vendor Rebates” means credits earned from vendors for volume purchases that reduce net inventory costs for the Borrowers.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that the Borrower Representative, on the one hand, and the Administrative Agent and Lenders, on the other hand, agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change in GAAP.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Credit Exposures exceeding the lesser of (x) the aggregate Revolving Commitments or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 and 2.05.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and 2.05.

(b)  Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(d)  Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 12:00 noon, New York time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the name of the applicable Borrower;

(ii) the aggregate amount of the requested Borrowing and the manner in which the proceeds of such Borrowing are to be disbursed (which shall be consistent with Section 2.07);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Protective Advances.  (a)   Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amounts required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents which have not been paid by the Borrowers after written demand therefor (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed (i) $10,000,000 in the aggregate or, (ii) together with any Overadvances outstanding at any time pursuant to Section 2.05, $15,000,000 in the aggregate; provided further that, the aggregate Credit Exposure shall not exceed the aggregate Revolving Commitments.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder.  All Protective Advances shall be ABR Borrowings.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make Revolving Loans to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)  Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05.  Swingline Loans and Overadvances.  (a)   The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing, the Swingline Lender may, in its discretion, elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount requested, same day funds to the Borrowers, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d).  Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account.  The aggregate amount of Swingline Loans outstanding at any time shall not exceed $20,000,000.   The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before giving effect to such Swingline Loan).  All Swingline Loans shall be ABR Borrowings.

(b)  Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance.  In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied.  All Overadvances shall constitute ABR Borrowings.  The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed (i) $10,000,000 at any time outstanding or, (ii) together with all Protective Advances outstanding at any time pursuant to Section 2.04, $15,000,000 at any time outstanding. No Overadvance may remain outstanding for more than sixty days and no Overadvance shall cause any Lender’s Credit Exposure to exceed its Revolving Commitment; provided that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c)  Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the aggregate Revolving Commitments.  The Swingline Lender or the Administrative Agent may, at any time, require the Lenders to fund their participations.  From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender its Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(d)  The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m. New York time on the date of such requested Settlement (the “Settlement Date”).  Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York time, on such Settlement Date.  Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied.  Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively.  If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

SECTION 2.06.  Letters of Credit.  (a)    General.  Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower, in a form reasonably acceptable to the Administrative Agent and the Issuing Banks, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $150,000,000, (ii) the Standby LC Exposure shall not exceed $25,000,000, and (iii) the total Credit Exposures shall not exceed the lesser of (x) the aggregate Revolving Commitments or (y) the Borrowing Base.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that a Letter of Credit may expire at a later date if the applicable Borrower shall have deposited cash collateral in an LC Collateral Account pursuant to Section 2.06(j) in an amount equal to 103% of the undrawn face amount of such Letter of Credit.  Any Letter of Credit may provide by its terms that it may be automatically extended for additional successive one year periods on terms reasonably acceptable to the applicable Issuing Bank.  Any Letter of Credit providing for automatic extension shall be extended upon the then current expiration date without any further action by any Person unless the applicable Issuing Bank shall have given notice to the applicable beneficiary (with a copy to the applicable Borrower) of the election by such Issuing Bank not to extend such Letter of Credit, such notice to be given not fewer than 30 days prior to the then current expiration date of such Letter of Credit; provided that no Letter of Credit may be extended automatically or otherwise beyond the date that is five Business Days prior to the Maturity Date (other than in accordance with this clause (c)).

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall, following notice of such LC Disbursement to the Borrower Representative, reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., New York time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 1:00 p.m., New York time, on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., New York time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by any Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of the Issuing Banks.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.  If any Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, the Borrowers would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k)  Existing Letters of Credit.  On the Effective Date, each Existing Letter of Credit shall, automatically and without further action, be deemed to be a Letter of Credit that has been issued hereunder as of the Effective Date for all purposes hereof and of the other Loan Documents, and no issuance or similar fees (as distinguished from ongoing participation or fronting fees) will be required in connection with the Existing Letters of Credit.  Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the LC Exposure, (ii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in this Section 2.06.  Notwithstanding any other provision contained in this Section 2.06, no Existing Letter of Credit that has not been issued by an Issuing Bank referred to in clause (a) of the definition of such term may be renewed or extended.

SECTION 2.07.  Funding of Borrowings.  (a)   Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage of the requested Borrowing; provided that, Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans, but without prejudice to any claim the Borrowers may have against such Lender.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.  (a)   Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments; Increase in Revolving Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)  The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any LC Disbursements, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up Standby Letter of Credit reasonably satisfactory to the Administrative Agent) equal to 103% of the portion of the LC Exposure attributable to such Letter of Credit as of such date), (iii) the payment in full of all accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)  The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the lesser of the total Revolving Commitments and the Borrowing Base.

(d)  The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e)  The Borrowers shall have the right to increase the aggregate Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or from one or more other lending institutions; provided that (i) no Lender hereunder shall have any obligation to provide any such requested increase, (ii) any such request for an increase shall be in a minimum amount of $10,000,000, (iii) the aggregate amount of all additional Revolving Credit Commitments obtained under this paragraph shall not exceed $50,000,000, (iv) the Administrative Agent shall have approved the identity of any such new Lender, such approval not to be unreasonably withheld, conditioned or delayed, (v) any such new Lender shall assume all the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(f) shall have been satisfied.

(f)  Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Commitments, subject only to the approval of all Lenders if any such increase would cause the aggregate amount of all additional Revolving Credit Commitments obtained under paragraph (e) of this Section to exceed $50,000,000.  As a condition precedent to such an increase, the Borrower Representative shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (y) no Default exists and (ii) an opinion of counsel to the Loan Parties as to the power and authority of the Loan Parties to effect such increase and such other customary and related matters as the Administrative Agent may reasonably request.

(g)  Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.  On the Business Day following any such increase, all outstanding ABR Advances shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages.  Eurodollar Advances shall be reallocated among the Lenders at the expiration of the applicable Interest Periods in effect at the time of any such increase.

SECTION 2.10.  Repayment and Amortization of Loans; Evidence of Debt.  (a)  The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance and Overadvance on the earlier of the Maturity Date and demand by the Administrative Agent therefor.

(b)  On each Business Day during any Dominion Period,  the Administrative Agent shall apply all funds credited to a Concentration Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvance that may be outstanding and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure.

(c)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)  The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be primafacie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.  Prepayment of Loans.  (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.

(b)  Except for Protective Advances permitted under Section 2.04 and Overadvances permitted under Section 2.05, in the event and on such occasion that the total Credit Exposure exceeds the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

(c)  In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in paragraph (d) below in an aggregate amount equal to 100% of such Net Proceeds.

(d)  All prepayments pursuant to paragraph (c) of this Section shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment, and third, if a Dominion Period shall be in effect, to cash collateralize outstanding LC Exposure.

(e)  The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(f)  Amounts to be applied pursuant to this Section 2.11 to prepay any Eurodollar Borrowing shall be deposited in a Breakage Prepayment Account (as defined below) if the applicable Borrower so requests in order to avoid the incurrence of costs under Section 2.16.  On the last day of the Interest Period of such Eurodollar Borrowing, the Administrative Agent shall apply any cash on deposit in such Breakage Prepayment Account to amounts due in respect of such Eurodollar Borrowing until all amounts due in respect thereof have been satisfied (with any remaining funds being returned to the Borrower Representative) or until all the allocable cash on deposit has been exhausted.  For purposes of this paragraph (f), the term “Breakage Prepayment Account” shall mean an account established by the Borrower Representative with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (f).  The Administrative Agent will, at the request of the Borrower Representative, invest amounts on deposit in a Breakage Prepayment Account in short-term, cash equivalent investments selected by the Administrative Agent in consultation with the Borrower Representative that mature on or prior to the last day of the Interest Period of the applicable Eurodollar Borrowing; provided, however, that the Administrative Agent shall have no obligation to invest amounts on deposit in a Breakage Prepayment Account if a Default or an Event of Default shall have occurred and be continuing.  The Borrowers shall indemnify the Administrative Agent for any losses relating to the investments made at the request or direction of the Borrower Representative so that the amount available to prepay amounts due in respect of the applicable Eurodollar Borrowing on the last day of the applicable Interest Period is not less than the amount that would have been available had no investments been made pursuant thereto.  Other than any interest earned on such investments (which shall be for the account of the Borrowers, to the extent not necessary for the prepayment of Eurodollar Borrowings in accordance with this Section), the Breakage Prepayment Account shall not bear interest.  Interest or profits, if any, on such investments in the Breakage Prepayment Account shall be deposited in the Breakage Prepayment Account and reinvested and disbursed as specified above.  If the maturity of the Loans and all amounts due hereunder has been accelerated pursuant to Article VII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Breakage Prepayment Account to satisfy any of the Obligations (and the Borrowers have pursuant to the Security Agreement or another Collateral Document granted to the Administrative Agent a security interest in the Breakage Prepayment Account to secure such Obligations).

SECTION 2.12.  Fees.  (a)  The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue for each day on the amount of the unused Revolving Commitment of such Lender on such day at a rate equal to 0.50% per annum.  Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October, commencing on the first such date to occur after the Effective Date, and on the date on which the Revolving Commitments terminate.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.  For purposes of computing commitment fees, the Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure and participations in Protective Advances and Overadvances of such Lender shall be disregarded for such purpose).

(b)  The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to (A) in the case of Standby Letters of Credit, the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans and (B) in the case of Commercial Letters of Credit, 50% of such Applicable Rate, in each case on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank, on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of the next succeeding month, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)  The Borrowers agree to pay to the Administrative Agent, for its own account, fees in the amounts and payable at the times separately agreed upon between the Company and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances (absent manifest error in the amount paid).

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Each Protective Advance and Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Revolving Loans plus 2% per annum.

(d)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e)  Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)  the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist (which notification shall be made promptly after the Administrative Agent obtains knowledge of the cessation of such circumstances), (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event (but subject to Section 2.11(f)), the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth and explaining in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, in connection with any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth and explaining in reasonable detail the amount of such payment or liability delivered to the Borrower Representative by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)  Each Lender and each Issuing Bank shall indemnify the Borrowers and the Administrative Agent, within 10 days after written demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered to the Borrowers or the Administrative Agent pursuant to paragraph (f) of this Section.  Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this paragraph (d).

(e)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the United States of America, or any treaty to which the United States of America is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower Representative (with a copy to the Administrative Agent), on or prior to the date of this Agreement (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Assumption, on or prior to the effective date of such Assignment and Assumption), either (a) two properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower Representative and the Administrative Agent, as the case may be, certifying (i) that all payments to be made to such Foreign Lender under the Loan Documents are exempt from United States withholding Taxes because such payments are effectively connected with the conduct by such Lender of a trade or business within the United States and are included in such Lender’s gross income or (ii) that all payments to be made to such Foreign Lender under the Loan Documents are completely exempt from Taxes or are subject to such Taxes at a reduced rate by an applicable Tax treaty, or (b)(i) a certificate executed by such Lender certifying that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (ii) two properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding Tax with respect to payments of interest to be made hereunder or under this Agreement or any other Loan Document.  In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, the Internal Revenue Service Form W-8BEN shall (i) with respect to payments of interest under the Loan Documents, establish an exemption from U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (ii) with respect to any other applicable payments under the Loan Documents, establish an exemption from U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty.  Each Lender that is not a Foreign Lender shall deliver to the Borrower Representative (with a copy to the Administrative Agent) two properly executed originals of Internal Revenue Service Form W-9 (or any successor form). Each such Lender agrees (but only to the extent it is legally entitled to do so) to provide the Borrower Representative (with a copy to the Administrative Agent) with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, after the occurrence of any event requiring a change in the most recent forms delivered by it to the Borrower Representative and the Administrative Agent, or at any other time reasonably requested by Borrower Representative.

(g)  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(h)  Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth and explaining in reasonable detail the amount of such payment or liability delivered to a Lender by the Administrative agent shall be conclusive absent manifest error.

SECTION 2.18.  Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)  The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)  Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11), (C) amounts to be applied from a Concentration Account during any Dominion Period (which shall be applied in accordance with Section 2.10(b)) or, (D) so long as no Event of Default shall have occurred and be continuing, amounts which are received into any Concentration Account (which shall be deposited to the Borrowers’ Funding Account in accordance with the Security Agreement) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Banks from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances and Overadvances, fourth, to pay the principal of the Protective Advances and Overadvances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances and Overadvances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances and Overadvances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations, ninth, to the payment of any other Secured Obligations due to the Administrative Agent or any Lender, and tenth, any excess to be returned to Borrower Representative. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16.

(c)  At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, reimbursable expenses (including, without limitation, all reimbursements of fees and expenses pursuant to Section 9.03) and other sums payable under the Loan Documents may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent.  Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest, fees or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses pursuant to Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of any Borrower (other than, so long as no Dominion Period is in effect or no Event of Default shall have occurred or be continuing, any (A) retail operating store deposit account that is not a concentration or cash sweep account, (B) payroll account or (C) medical or insurance reimbursement account) maintained with the Administrative Agent for each payment of principal, interest, fees or any other amount due under the Loan Documents.

(d)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)  Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)  If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment).

(b)  If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent by the Borrower Representative, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)  the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)  if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender, then:

(i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (B) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent, without prejudice to any rights or remedies of the Borrowers against such Defaulting Lender, (A) first, prepay such Swingline Exposure and (B) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s cash collateralized LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (c), then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)  the Swingline Lender shall not be required to fund any Swingline Loan and an Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with this paragraph (c) of this Section, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with this paragraph (c)(i) of this Section (and Defaulting Lenders shall not participate therein); and

(e)  in the event and on the date that each of the Administrative Agent, the Company, each Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.  Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section shall survive the termination of this Agreement.

SECTION 2.22.  Borrowing Subsidiaries.  The Company may designate any Subsidiary that is a wholly owned Domestic Subsidiary of the Company (other than Dunnigan) as a Borrowing Subsidiary upon ten Business Days notice to the Administrative Agent and the Lenders (such notice to include the name, primary business address and tax identification number of such proposed Borrowing Subsidiary). Upon proper notice and receipt by the Administrative Agent of such documents and legal opinions as the Administrative Agent may reasonably request and subject to the Administrative Agent’s determining in consultation with the Lenders that designating such Subsidiary as a Borrowing Subsidiary would not cause any Lender to suffer any economic, legal or regulatory disadvantage, such Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement and the other Loan Documents.  A Subsidiary shall cease to be a Borrowing Subsidiary hereunder at such time the Company gives at least ten Business Days prior notice to the Administrative Agent and the Lenders of its intention to terminate such Subsidiary as a Borrowing Subsidiary; provided that any such termination shall not be effective and such Subsidiary shall remain a Borrowing Subsidiary until such time as all Loans to such Borrowing Subsidiary and accrued interest thereon and all other amounts then due from such Borrowing Subsidiary have been paid in full.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders as follows (it being understood that the following representations and warranties, insofar as they are made by the Company with respect to the Acquired Company or its subsidiaries on the Effective Date, are made to the best knowledge of the Company):

SECTION 3.01.  Organization; Powers.  Each Loan Party and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability; Benefit to Loan Parties.  (a)  The Transactions, insofar as they are to be carried out by each Loan Party, are within such Loan Party’s organizational powers and have been duly authorized by all necessary corporate and, if required, shareholder action.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and the other Loan Documents to which each Loan Party is a party, when executed and delivered by such Loan Party, will constitute, the legal, valid and binding obligations of such Loan Party, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any of its subsidiaries, or any order of any Governmental Authority, except, in the case of any applicable law or regulation, a violation which would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon any Loan Party or any of its subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or its subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Loan Parties have heretofore furnished to the Lenders (i)(A) the consolidated balance sheets and related statements of earnings, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of and for the fiscal years ended July 25, 2009, and July 26, 2008, each audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent public accountants and (B) the unaudited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of and for the fiscal quarter ended July 25, 2009, and (ii)(A) the consolidated balance sheets and related statements of operations and cash flows of the Acquired Company and its consolidated subsidiaries as of and for the fiscal years ended January 31, 2009, and February 2, 2008, each audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP (in the case of fiscal year ending January 31, 2009) and PricewaterhouseCoopers LLP (in the case of fiscal year ending February 2, 2008) and (B) the unaudited consolidated balance sheet and related statements of operations and cash flows of the Acquired Company and its consolidated subsidiaries as of and for the fiscal quarter ended August 1, 2009.  Such financial statements (in the case of any financial statements relating to the Acquired Company and its Subsidiaries, solely to the Company’s best knowledge) present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries or the Acquired Company and its consolidated subsidiaries, as the case may be, as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (i)(B) and (ii)(B) above.

(b)  The Loan Parties have heretofore furnished to the Lenders a pro forma consolidated balance sheet and pro forma statements of income, cash flows and profit and loss of the Company as of and for the period of four fiscal quarters ended July 25, 2009, prepared giving effect to the Transactions as if the Transactions had occurred on such date, in the case of such balance sheet, and at the beginning of such period, in the case of such statements of income, cash flows and profit and loss.  Such pro forma consolidated balance sheet and pro forma statements of income, cash flows and profit and loss (i) have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Materials (which assumptions are believed by the Borrowers to be reasonable), (ii) are based on the best information available to the Borrowers, (iii) accurately reflect all adjustments necessary to give effect to the Transactions and (iv) present fairly, in all material respects, the pro forma financial position and results of operations of the Company and its consolidated Subsidiaries as of and for the period of four fiscal quarters ended July 25, 2009, as if the Transactions had occurred on such date or at the beginning of such period, as the case may be.

(c)  Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Materials and except for the Disclosed Matters, after giving effect to the Transactions, none of the Loan Parties or their subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(d)  Since July 25, 2009 (with respect to any matter that relates to the Borrower or its Subsidiaries), or January 31, 2009 (with respect to any matter that relates to the Acquired Company or its subsidiaries), there has occurred no Material Adverse Change.

SECTION 3.05.  Properties.  (a)  Each Loan Party and each of their subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Liens expressly permitted by Section 6.02.

Each Loan Party and each of its subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by each Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)  Schedule 3.05 sets forth the address of each real property that will be owned, and each material parcel of property that will be leased, by the Loan Parties and their subsidiaries as of the Effective Date after giving effect to the Transactions.

SECTION 3.06.  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Loan Parties, threatened against or affecting the Loan Parties or any of their subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)  Except for the Disclosed Matters or matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties nor any of their subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  (a)  Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (it being agreed that this Section does not apply to any law which is specifically addressed in Section 3.06, 3.08, 3.09, 3.10 or 3.14).  No Default has occurred and is continuing.

(b)  No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

SECTION 3.08.  Investment Company Status.  No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA; Margin Regulations.  (a)  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,000,000 the fair market value of the assets of such Plan.

(b)  None of the Loan Parties or any of their Subsidiaries are engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that would entail a violation of the Regulations T, U or X of the Board.

SECTION 3.11.  Disclosure.  The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Materials nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished.

SECTION 3.12.  Subsidiaries.  Schedule 3.12 sets forth (a) the name of, and the ownership interest of the Company and each Subsidiary in, each Subsidiary as of the Effective Date, (b) a true and complete listing of each class of each of the Borrowers’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified (other than in the case of the owners of Equity Interests in the Company) on Schedule 3.12, and (c) the type of entity of the Company and each of its Subsidiaries.  All the issued and outstanding Equity Interests in Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non assessable.

SECTION 3.13.  Insurance.  Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums due and payable in respect of such insurance have been paid.  The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and the Subsidiaries is adequate.

SECTION 3.14.  Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened.  The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters except for any such violation that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

SECTION 3.15.  Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Company and its consolidated subsidiaries, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Company and its consolidated subsidiaries will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and its consolidated subsidiaries will be able to pay their debts and liabilities, subordinated, contingent or otherwise (it being understood and agreed that for purposes of this Section, contingent liabilities mean the maximum amount of liability that could reasonably be likely to result from pending litigation, asserted claims and assessments, guaranties, indemnification obligations, adjustment of purchase price or other post-closing payment adjustments (including earn-outs and other similar arrangements) and uninsured risks of the Company and its subsidiaries), as such debts and liabilities become absolute and matured; and (d) the Company and its consolidated subsidiaries will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

SECTION 3.16.  Collateral Matters.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lender Parties, and such Liens will, upon the taking of the perfection actions required to be taken under the Loan Documents, constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Parties and all third parties, and having priority over all other Liens on the Collateral except for (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.17.  Use of Proceeds.  The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for purposes set forth in Section 5.11.

SECTION 3.18.  Credit Card Arrangements.  Schedule 3.18 (as updated from time to time as permitted by Section 5.17) sets forth a list of all credit card processing arrangements to which any Loan Party is a party with respect to the payment to any Loan Party of the proceeds of all credit card charges for sales by such Loan Party. True and complete copies of agreements entered into in connection with the arrangements listed on Schedule 3.18 have been delivered to the Administrative Agent, together with all material amendments, waivers and other modifications thereto. All such agreements are in full force and effect, currently binding upon each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, binding upon other parties thereto in accordance with their terms. The Loan Parties are in compliance in all material respects with such agreements.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include a facsimile or pdf. transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements mutually satisfactory to the Company and the Lenders as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10(f) payable to the order of such requesting Lender and written opinions of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Banks and the Lenders, in substantially the form of Exhibit B.

(b)  Financial Statements and Projections.  The Administrative Agent and the Arrangers shall have received (i) audited consolidated financial statements of the Company for the fiscal year ended July 25, 2009, and the fiscal year ended July 26, 2008, (ii) unaudited interim consolidated financial statements of the Company for each fiscal quarter, if any, ended after the date of the latest financial statements delivered pursuant to clause (i) of this paragraph for which such financial statements are available (and any such interim financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any Material Adverse Effect in the consolidated financial condition of the Company, as reflected in the financial statements or projections contained in the Information Materials) and (iii) satisfactory projected consolidated income statements, balance sheets and statements of cash flows of the Company and the Subsidiaries (including the Acquired Company and its subsidiaries) for the period beginning August 1, 2009, and ending July 31, 2014, prepared on a quarterly basis through July 31, 2011, and on an annual basis thereafter.

(c)  Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization or other constitutive documents of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate (to the extent available) for each Loan Party from its jurisdiction of organization.

(d)  No Default Certificate.  The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Company, (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct on and as of such date, and (iii) certifying as to such other factual matters as may be reasonably requested by the Administrative Agent.

(e)  Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel) for which invoices have been presented on or before the Effective Date.

(f)   Collateral and Guarantee Requirement.  The Collateral and Guarantee Requirement shall have been satisfied.  The Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the UCC filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that (i) the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or (ii) such Liens have been, or substantially simultaneously with the initial funding of the Loans on the Effective Date will be, released and such UCC filings terminated.

(g)  Existing Indebtedness.  Prior to or substantially contemporaneously with the initial funding of Loans on the Effective Date, (i) all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been or shall be paid in full, the commitments of the lenders thereunder shall have been terminated, all letters of credit outstanding thereunder shall have been terminated or shall on the Effective Date become Existing Letters of Credit, all guarantees and Liens existing in connection with the Existing Credit Agreement and the “Loan Documents” referred to therein shall have been discharged and released and all related UCC and other filings shall have been terminated; (ii) all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Acquired Company Credit Agreement shall have been or shall be paid in full, the commitments of the lenders thereunder shall have been terminated, all letters of credit outstanding thereunder shall have been terminated or shall on the Effective Date become Existing Letters of Credit, all guarantees and Liens existing in connection with the Existing Acquired Company Credit Agreement shall have been discharged and released and all related UCC filings shall have been terminated; provided, that in lieu of causing any loans outstanding under the Existing Acquired Company Credit Agreement to be paid, the Company may (A) acquire such Loans, (B) pledge the same, together with all related rights and interests (including all rights under the Existing Acquired Company Credit Agreement and all related guarantees and security agreements) as security for the Obligations under the Security Agreement (and maintain in effect all UCC and other filings with respect to the Liens securing such loans) and (C) cause the Existing Acquired Company Credit Agreement and all related documentation to be amended in a manner satisfactory to the Administrative Agent; and (iii) the ISDA Master Agreement dated as of December 27, 2007, between the Acquired Company and JPMCB, and all swap transactions governed thereby, shall have been terminated and all obligations in respect thereof shall have been discharged.  The Administrative Agent shall have received evidence reasonably satisfactory to it of the satisfaction of the conditions set forth in this paragraph.

(h)  Funding Accounts.  The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)  Solvency.  The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Company in form and substance reasonably satisfactory to the Administrative Agent, confirming the solvency of the Company and its Subsidiaries after giving effect to the Transactions.

(j)  Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate calculating the Borrowing Base as of a date mutually satisfactory to the Administrative Agent and the Company.

(k)  Closing Availability.  After giving effect to all Borrowings to be made on the Effective Date, the issuance or deemed issuance of any Letters of Credit on the Effective Date and the payment of all amounts to be paid on the Effective Date (including amounts to be paid to discharge obligations under the Existing Credit Agreement and to discharge or purchase obligations under the Existing Acquired Company Credit Agreement and all fees and expenses due hereunder), Availability shall not be less than $75,000,000.

(l)  Approvals.  All material consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Acquisition and the other transactions shall have been obtained on satisfactory terms and be in full force and effect, and all applicable waiting periods and appeal periods (including extensions thereof) shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions.

(m)  Acquisition.  The Acquisition shall have been consummated in accordance with applicable law and in all material respects on the terms and conditions as set forth in the Acquisition Agreement, without giving effect to any waiver, amendment or other modification thereof that is materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent and the Arrangers.  The Acquired Company shall not have incurred any additional Material Indebtedness from the date of the Acquisition Agreement.

(n)  Insurance.  The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 4.10 of the Security Agreement.

(o)  Letter of Credit Application.  The Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) in respect of each Letter of Credit to be issued on the Effective Date.

(p)  Tax Forms.  The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(q)  Appraisals and Field Exams.  (i) The Administrative Agent and the Arrangers shall have received and shall be reasonably satisfied with appraisals of the Inventory of each Loan Party from appraisers selected by the Administrative Agent, (ii) the Administrative Agent, or its designee, shall have conducted field examinations reasonably satisfactory to the Administrative Agent and the Arrangers of the accounts receivable, inventory and related working capital matters and financial information of each of the Loan Parties and of their related data processing and other systems.

(r)  “Know Your Customer” Requirements.  The Lenders shall have received all documentation and other information reasonably requested by the Administrative Agent and required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(s)  Other Documents.  The Administrative Agent shall have received such other documents as the Administrative Agent may have reasonably requested.

The Administrative Agent shall notify the Borrower Representative and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York time, on December 31, 2009 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)  After giving effect to any Borrowing or the issuance of any Letter of Credit, the aggregate Credit Exposures shall not exceed the lesser of (x) the aggregate Revolving Commitments or (y) (other than in the case of a Protective Advance or an Overadvance) the Borrowing Base.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing or causing to be issued any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than Banking Services Obligations and contingent or indemnity obligations for which no claim has been made) have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 5.01.  Financial Statements; Borrowing Base and Other Information.  The Borrowers will furnish to the Administrative Agent and each Lender:

(a)  within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  at any time that any Revolving Loan is outstanding or the LC Exposure is equal to or greater than $100,000,000, within 20 days after the end of each fiscal month of the Company, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)  concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Company in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (b) or (c), that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and, if any Convertible Notes Conversion Date shall have occurred since the delivery of the last certificate under this paragraph, Section 6.13, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)  concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)  as soon as available, but within 15 days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement in form acceptable to the Administrative Agent) of the Company for each month of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent;

(g)  as soon as available but in any event within 20 days after the end of each calendar month (and, during any Enhanced Reporting Period, within 3 days after the end of each week), and at such other times as may be requested by the Administrative Agent, a Borrowing Base Certificate setting forth a computation of the Borrowing Base as of the end of such month (or, if applicable, such week), together with supporting information and any additional reports with respect to the Borrowing Base that the Administrative Agent may reasonably request;

(h)  as soon as available but in any event within 20 days of the end of each calendar month (and, during any Enhanced Reporting Period, within 3 days after the end of each week), and at such other times as may be requested by the Administrative Agent, the following information as of the end of the month (or, if applicable, the week) then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(i)  a detailed aging of the Borrowers’ Credit Card Receivables (A) including aging by credit card issuer and processor and (B) reconciled to the Borrowing Base Certificate delivered as of such date, prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the balance due from each credit card issuer or credit card processor;

(ii)  a schedule detailing the Borrowers’ Inventory, in form reasonably satisfactory to the Administrative Agent, (A) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by product type and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, (B) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers), and (C) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)  a worksheet of calculations prepared by the Borrowers to determine Eligible Credit Card Receivables and Eligible Inventory, such worksheets detailing the Credit Card Receivables and Inventory excluded from Eligible Credit Card Receivables and Eligible Inventory and the reasons for such exclusion;

(iv)  a reconciliation of the Borrowers’ Credit Card Receivables and Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)  a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement.

(i)  at any time that any Revolving Loan is outstanding or the LC Exposure is equal to or greater than $100,000,000, as soon as available but in any event within 20 days after the end of each calendar month and at such other times as may be reasonably requested by the Administrative Agent, a schedule and aging of the Borrowers’ accounts payable as of the month then ended, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;

(j)  promptly upon the Administrative Agent’s request:

(i)  copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory purchased by any Loan Party; and

(ii)  a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(k)  at such other times as may be requested by the Administrative Agent, the Borrowers’ sales journal, cash receipts journal and debit memo/credit memo journal as of the period then ended;

(l)  at such other times as may be requested by the Administrative Agent, copies of all tax returns filed by any Loan Party with the US Internal Revenue Service;

(m)  within 20 days after the first Business Day of March of each year, a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;

(n)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be; and

(o)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clauses (a), (b) and (o) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Lenders providing notice of such posting or availability); provided that the Borrowers shall deliver paper copies of such information to any Lender that requests such delivery.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02.  Notices of Material Events.  The Borrowers will furnish to the Administrative Agent and each Lender written notice promptly upon any Financial Officer, or other officer or employee responsible for compliance with the Loan Documents, of any Borrower or Subsidiary becoming aware of any of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  any Lien (other than a Permitted Encumbrance) or claim made or asserted against any material portion of the Collateral;

(d)  any and all default notices received under or with respect to any leased location or public warehouse where Collateral having an aggregate value in excess of $10,000,000 is located (which shall be delivered within two Business Days after receipt thereof);

(e)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $10,000,000; and

(f)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Information Regarding Collateral.  (a)  Each Loan Party will furnish to the Administrative Agent prompt written notice of any change in its (i) legal name, (ii) organizational identity, (iii) organizational identification number or (iv) organizational structure.  Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral affected thereby.  Each Loan Party also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)  Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrowers shall deliver to the Administrative Agent a certificate of a Financial Officer of the Company setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no material change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.

SECTION 5.04.  Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05.  Payment of Obligations.  Each Loan Party will, and will cause each  of its Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.  Maintenance of Properties.  Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07.  Insurance.  The Loan Parties will, and will cause each of their subsidiaries to, maintain, with financially sound and reputable insurance companies having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Collateral Documents.  The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08.  Casualty.  The Borrowers (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any Collateral with a value of $5,000,000 or more and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.09.  Books and Records; Inspection Rights.  Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice (but in no event more than once each fiscal quarter unless a Default has occurred and is continuing), to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and, accompanied by one or more such officers or their designees if requested by the Borrower Representative, independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.  Notwithstanding anything herein to the contrary, the right of the Administrative Agent or any Lender to conduct appraisals or field examinations shall be governed exclusively by Sections 5.12 and 5.13, respectively, and shall not be limited by this Section.

SECTION 5.10.  Compliance with Laws.  Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.  Use of Proceeds.  The Letters of Credit and the proceeds of the Loans will be used only to continue or refinance the letters of credit of the Company under the Existing Credit Agreement and of the Acquired Company under the Existing Acquired Company Credit Agreement and for general corporate purposes of the Borrowers and their subsidiaries.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.12.  Appraisals.  The Borrowers will provide to the Administrative Agent from time to time upon the Administrative Agent’s request, at the sole expense of the Borrowers, appraisals (or updates thereof) of the Inventory of the Borrowers from appraisers selected and engaged by the Administrative Agent, prepared on a basis consistent in all material respects with the inventory appraisals referred to in Section 4.01(q) (with such adjustments as shall be deemed appropriate to reflect events or changes in circumstances after the dates of such appraisals); provided, that the Administrative Agent shall be entitled to request only one such appraisal in any calendar year, except that (a) at any time when any Revolving Loan is outstanding or the LC Exposure is equal to or greater than $75,000,000, the Administrative Agent may request a second appraisal in the then-current calendar year, (b) at any time when Availability shall have been less than 20% of the aggregate Revolving Commitments then in effect for three consecutive Business Days, the Administrative Agent may request a second or a third appraisal in the then-current calendar year and (c) if an Event of Default shall have occurred and be continuing, there shall be no limitation on the number of appraisals that the Administrative Agent may request.  For purposes of the foregoing, it is understood that a single appraisal may consist of appraisals of the assets of each Borrower and may be conducted at multiple sites.  Notwithstanding the foregoing, upon reasonable advance notice to the Borrowers, the Administrative Agent may request appraisals in addition to those authorized by the preceding sentences of this Section; provided that the Borrowers will not be responsible for the expense of appraisals conducted pursuant to this sentence.

SECTION 5.13.  Field Examinations.  At any time that the Administrative Agent requests, the Borrowers and the Subsidiaries will allow the Administrative Agent, at the sole expense of the Borrowers, to conduct, or engage a third party to conduct, field examinations (or updates thereof) during normal business hours to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided, that the Administrative Agent shall be entitled to conduct only one such field examination in any calendar year, except that (a) at any time when any Revolving Loan is outstanding or the LC Exposure is equal to or greater than $75,000,000, the Administrative Agent may conduct a second field examination in the then-current calendar year, (b) at any time when Availability shall have been less than 20% of the aggregate Revolving Commitments then in effect for three consecutive Business Days, the Administrative Agent may conduct a second or a third field examination in the then-current calendar year and (c) if an Event of Default shall have occurred and be continuing, there shall be no limitation on the number of field examinations that the Administrative Agent may conduct.  For purposes of the foregoing, it is understood that a single field examination may consist of examinations of the assets of each Borrower and may be conducted at multiple sites.  Notwithstanding the foregoing, upon reasonable advance notice to the Borrower, the Administrative Agent may conduct, or engage a third party to conduct, field examinations in addition to those authorized by the preceding sentences of this Section; provided that the Borrowers will not be responsible for the expense of field examinations conducted pursuant to this sentence.

SECTION 5.14.  Depository Banks.  The Borrowers and their subsidiaries will maintain the Administrative Agent or one or more Lenders acceptable to the Administrative Agent as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their business; provided, that the Borrowers shall not be required to satisfy the foregoing requirement with respect to (i) the accounts of the Acquired Company and its subsidiaries prior to the 90th day following the completion of the Acquisition or (ii) any (A) retail operating store deposit account that is not a concentration or cash sweep account, (B) payroll account or (C) medical or insurance reimbursement account) so long as such accounts in clauses (A), (B) and (C) are established in the ordinary course of business consistent with past practice.

SECTION 5.15.  Additional Subsidiaries.  If any additional Domestic Subsidiary is formed or acquired after the Effective Date, the Borrowers will promptly notify the Administrative Agent thereof and will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree in writing) after such Subsidiary is formed or acquired (i) execute and deliver a Joinder Agreement, substantially in the form of Exhibit E hereto (the “Joinder Agreement”) and (ii) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.16.  Further Assurances.  (a)  The Borrowers will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all further actions (including the filing and recording of financing statements and other documents), which may be required under applicable law, or which the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times, all at the expense of the Loan Parties.  The Borrowers also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(b)  If any material assets (other than interests in real property) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreements that become subject to the Lien of the Collateral Agreements upon the acquisition thereof), the Borrowers will promptly notify the Administrative Agent thereof and, if requested by the Administrative Agent or the Required Lenders, will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.  It is understood and agreed that, notwithstanding anything to the contrary in the foregoing provisions of this Section or any Collateral Document, the Loan Parties shall not be required to (i)(A) grant mortgages, leasehold mortgages or collateral assignments of leases and rents or (B) obtain landlord lien waivers or collateral access rights agreements with respect to any of its retail operating store locations or (ii) enter into deposit control agreements in respect of (A) any retail operating store deposit account that is not a concentration or cash sweep account, (B) any payroll account or (C) medical or insurance reimbursement accounts.

SECTION 5.17.  Credit Card Notification Agreements.  Each Borrower will, and will cause each of its subsidiaries to, (a) comply in all material respects with all its obligations under each credit card processing agreement to which it is party and (b) maintain credit card processing arrangements with the credit card issuers and processors identified on Schedule 3.18; provided, however, that the Borrowers may amend Schedule 3.18 to remove any credit card issuer or processor identified therein or to add additional credit card issuers and processors that are satisfactory to the Administrative Agent in its reasonable discretion, and concurrently with the making of any such amendment the Borrowers shall provide to the Administrative Agent evidence that a Credit Card Notification Agreement shall have been delivered to any credit card issuer or processor added to such Schedule.

SECTION 5.18.  Post Closing Requirements.  The Borrowers and the other Loan Parties shall deliver, when and as required by the terms of the Post-Closing Letter Agreement, the items referenced therein.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than Banking Services Obligations and contingent or indemnity obligations for which no claim has been made) have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01.  Indebtedness; Certain Equity Securities.  (a)  The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)  Indebtedness created under the Loan Documents;

(ii)  Indebtedness under the Amended Acquired Company Credit Agreement and the Existing Mortgage Loan;

(iii)  Indebtedness in respect of the Convertible Notes and extensions, renewals and replacements of such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (a) any such refinancing Indebtedness shall be unsecured and (b) only the Company may become obligated with respect to any such refinancing Indebtedness;

(iv)  Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor or any security in respect thereof;

(v)  Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary (including in connection with the lease of the Distribution Center with Dunnigan); provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04;

(vi)  Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary (including Guarantees of the obligations of Dunnigan under the lease of the Distribution Center); provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(vii)  Indebtedness in respect of netting services, overdraft protections (in an aggregate amount not to exceed $1,000,000 at any time outstanding) and otherwise in connection with deposit and checking accounts; and

(viii)  other Indebtedness in an aggregate principal amount not exceeding $250,000,000 at any time outstanding, which may be secured by real property and interests therein and by other assets to the extent permitted by Section 6.02(e); provided, that any such Indebtedness secured by assets other than real property and interests therein shall have been incurred in the ordinary course of business and shall be in an aggregate principal amount not greater than $20,000,000.

(b)  The Borrower will not, and will not permit any Subsidiary to, issue any Equity Interests that are not Qualified Capital Stock, other than to the Borrower or a Subsidiary; provided that any issuance of Equity Interests of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04.

SECTION 6.02.  Liens.  The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Liens created under the Loan Documents (or under the Amended Acquired Company Credit Agreement and related documents, but only if all the Company’s rights thereunder, including all Liens (other than Liens on real property) securing the obligations thereunder, shall have been assigned to the Administrative Agent as provided in the Collateral Documents);

(b)  Permitted Encumbrances;

(c)  any Lien on any property or asset of the Company or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)  any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary (including pursuant to a Permitted Acquisition); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(e)  Liens on assets (other than Accounts, Inventory, Equity Interests, Intellectual Property and proceeds thereof) securing Indebtedness permitted under Section 6.01(a)(viii).

SECTION 6.03.  Fundamental Changes; Restrictions on Dunnigan.  (a)  No Borrower will, or will permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Loan Party, a Loan Party, (iii) any Subsidiary (other than a Loan Party) or Dunnigan may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders (and, in the case of the liquidation or dissolution of Dunnigan, its fee ownership interest in the Distribution Center is transferred to the Company or another Loan Party in connection therewith) and (iv) the Company or any Subsidiary may effect a Permitted Acquisition by means of any merger or consolidation of a type permitted by this Section in which the Company or a Subsidiary is the surviving entity in such transaction; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)  No Borrower will, or will permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of this Agreement and businesses reasonably related thereto, including development, operation and promotion of other apparel or accessories in a specialty store environment.

(c)  The Borrowers will not permit Dunnigan to (a) engage in any business or activity other than (i) the ownership of the Distribution Center and activities incidental thereto (including the leasing of space therein), (ii) performance of its obligations under and in connection with the Existing Mortgage Loan and (iii) actions required by law to maintain its existence, (b) purchase, own, hold or acquire any assets other than the Distribution Center, cash and Permitted Investments, (c) sell, transfer, lease or otherwise dispose of any asset (other than the leasing of space in the Distribution Center in the ordinary course of business), (d) incur any liabilities other than liabilities under the Existing Mortgage Loan, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities, (e) create, incur, assume or permit to exist any Lien on any property or asset owned by it, other than pursuant to the Existing Mortgage, judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII and other Liens that constitute Permitted Encumbrances or (f) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve (other then permitted by paragraph (a) of this Section).

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrowers will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any capital contributions or any loans or advances to, enter into or permit to exist any Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all the foregoing being called “investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)  the Acquisition;

(b)  Permitted Investments;

(c)  investments existing on the Effective Date and set forth on Schedule 6.04;

(d)  investments by the Borrowers and their Subsidiaries in Equity Interests in their respective subsidiaries and in Dunnigan; provided that any such Equity Interests (other than those of Dunnigan) held by a Loan Party shall be pledged pursuant to the Security Agreement to the extent required in order for the Collateral and Guarantee Requirement to be satisfied;

(e)  loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary; provided that (i) the aggregate amount of any such loans and advances made by a Loan Party to any Subsidiary that is not a Loan Party shall not exceed $35,000,000 and (ii) any such loans and advances made by a Loan Party shall be evidenced by a promissory note (which may be in the form of a grid note) pledged pursuant to the Security Agreement;

(f)  Guarantees constituting Indebtedness permitted by Section 6.01;

(g)  investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)  the acquisition of all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Equity Interests (except for directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Company or any Subsidiary; (ii) after giving effect to the acquisition the Borrower shall be in compliance with Section 6.03(b); (iii) the Acquired Entity is located, and substantially all of its operations are conducted, in the United States of America; (iv) both before and after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing; (v) after giving effect to such acquisition (A) the Borrower would be in Pro Forma Compliance and (B) Availability, determined on a Pro Forma Basis, shall have been and shall be not less than 25% of the aggregate Revolving Commitments at all times during the period commencing on the 60th day before such acquisition and ending on the first anniversary of such acquisition; (vi) the Company shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 5.14 and 5.15 and the Collateral Documents; and (vii) the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company in form and detail reasonably satisfactory to the Administrative Agent setting forth computations demonstrating compliance with the requirement set forth in the preceding clause (v) and confirming that the other requirements of this paragraph (h) have been satisfied (any acquisition of an Acquired Entity meeting all the criteria of this paragraph (h) being referred to herein as a “Permitted Acquisition”);

(i)  deposits, prepayments and other credits to suppliers, lessors and landlords made in the ordinary course of business;

(j)  advances by the Company or any Subsidiary to employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(k)  promissory notes and/or Equity Interests issued by purchasers in connection with sales of assets permitted under Section 6.05 (provided that any such promissory note in an amount in excess of $2,500,000 shall be pledged pursuant to the Security Agreement);

(l)  investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances”;

(m)  investments made by any Loan Party in any Subsidiary that is not a Loan Party; provided that such investments are made in the ordinary course of business and the aggregate amount of all such investments shall not exceed $35,000,000; and

(n)  acquisitions of individual retail store locations and leases.

For the purposes of this Section, any unreimbursed payment by the Borrower for goods or services delivered to a Subsidiary shall be deemed to be an investment in such Subsidiary.

SECTION 6.05.  Asset Sales.  The Borrowers will not, and will not permit any of their subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrowers permit any of their subsidiaries to issue any additional Equity Interests in such subsidiaries, except:

(a)  sales of inventory, used, surplus, obsolete or outmoded machinery or equipment and Permitted Investments and contributions of merchandise to charitable organizations, in each case in the ordinary course of business;

(b)  sales, transfers and dispositions to the Company or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)  the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(d)  leases or subleases granted by the Company or any Subsidiary to third Persons not interfering in any material respect with the business of the Company or any subsidiary, including retail store lease assignments and surrenders;

(e)  the sale, transfer or other disposition of patents, trademarks, copyrights and know-how (i) in the ordinary course of business or (ii) which, in the reasonable judgment of the Company or any Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of business;

(f)  sale and leaseback transactions permitted by Section 6.06; or

(g)  sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (g) shall not exceed $20,000,000 during any fiscal year of the Company;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06.  Sale and Leaseback Transactions.  The Borrowers will not, and will not permit any of their subsidiaries to, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any property, real or personal, used or useful in their businesses, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that they intend to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the applicable Borrower or subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07.  Swap Agreements.  The Borrowers will not, and will not permit any of their subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which any Borrower or subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes.

SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.  (a)  The Borrowers will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Company may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (iii) the Company may make Restricted Payments, not exceeding $1,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and the Subsidiaries, (iv) Permitted Tax Distributions by any Loan Party to another Loan Party, so long as such Loan Party uses such distributions to pay its Taxes and (v) the Company may repurchase shares of its common stock (including repurchase of Convertible Notes, either in the open market or through private transactions); provided that at the time of and immediately after giving effect to any such Restricted Payment, (A) no Default or Event of Default shall have occurred and be continuing (other than any Restricted Payment set forth in clause (iv)), (B) the Fixed Charge Coverage Ratio, computed on a Pro Forma Basis for the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.01, shall be not less than 1.25 to 1.00 and (C) Availability, determined on a Pro Forma Basis, shall have been and shall be not less than 25% of the aggregate Revolving Commitments at all times during the period commencing on the 60th day before such Restricted Payment and ending on the first anniversary of such Restricted Payment.

(b)  The Borrowers will not, nor will they permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payments of Indebtedness created under the Loan Documents;

(ii) redemptions and repurchases of Convertible Notes to the extent permitted by paragraph (a) of this Section, and payment of the cash portion of the settlement amount required to be paid to any holder of Convertible Notes upon the conversion thereof in accordance with the terms of the Convertible Note Documents (provided that no such payment may be financed in whole or in part by any Borrowings hereunder unless Availability, determined on a Pro Forma Basis, shall be at least $50,000,000);

(iii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iv) refinancings of Indebtedness to the extent permitted by Section 6.01;

(v) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(vi) payments of Indebtedness solely by issuance of the common stock of the Company.

SECTION 6.09.  Transactions with Affiliates.  No Borrower will, or will permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) the payment of reasonable fees and compensation to, and the providing of reasonable indemnities on behalf of, directors and officers of the Company, as determined by the board of directors of the Company in good faith, (e) the transactions described on Schedule 6.09 and (f) the lease between Dunnigan and the Company in respect of the Distribution Center as in effect on the Effective Date or any amendments thereto that (i) do not increase the Company’s obligations thereunder in any material respect or (ii) would be permitted in accordance with clause (a) of this Section.

SECTION 6.10.  Restrictive Agreements.  The Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Convertible Note Document (as such Convertible Note Document is in effect on the date hereof), (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.11.  Amendment of Material Documents.  No Borrower will , or will permit any Subsidiary to, amend, modify or waive any of its rights under (a) any Convertible Note Document or (b) its certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be adverse in any material respect to the rights or interests of the Lenders hereunder or under any other Loan Document.

SECTION 6.12.  Fixed Charge Coverage Ratio.  The Borrowers will not permit the Fixed Charge Coverage Ratio for any period of four fiscal quarters ending during a Covenant Period to be less than 1.10 to 1.00.

SECTION 6.13.  Minimum Liquidity.  Permit Liquidity on any Convertible Notes Conversion Date, determined on a Pro Forma Basis giving effect to maximum cash payment that could be required assuming the conversion of all the Convertible Notes on such date, to be less than $50,000,000.

SECTION 6.14.  Changes in Fiscal Periods.  The Borrowers will not change their fiscal year or their method of determining fiscal quarters, except for changes to the fiscal years of each of the Acquired Company and its Subsidiaries in order to conform to the fiscal year of the Company.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)  the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) or 5.03 (with respect to a Loan Party’s existence) or in Article VI;

(e)  the Company shall fail to comply with Section 5.01(g), 5.01(h) or 5.07 and any such failure shall continue unremedied for a period of three Business Days or more, or any Loan Party shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement, and such failure shall continue unremedied for a period of 30 days after the earlier of (i) any Loan Party’s knowledge of such breach or (ii) notice thereof from the Administrative Agent;

(f)  any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)  any event or condition shall occur that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  a Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  a Loan Party or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against one or more Loan Parties, one or more Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment;

(l)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding (i) $10,000,000 in any year or (ii) $20,000,000 in the aggregate for all periods;

(m)  a Change in Control shall occur;

(n)  the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o)  the Loan Guarantee shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guarantee, or any Loan Guarantor shall fail to comply in any material respect with any of the terms or provisions of the Loan Guarantee to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guarantee to which it is a party, or shall give notice to such effect; or

(p)  any security interest purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected first priority security interest in any Collateral with the priority required by the applicable Collateral Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreement or (B) continue in accordance with applicable Law the effectiveness of any UCC financing statement.

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers to the extent permitted by applicable law.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor that is an Eligible Successor Agent.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, in consultation with the Borrower Representative, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which is an Eligible Successor Agent, until such time, if any, as the Required Lenders appoint a Successor Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The Loan Parties acknowledge and agree that the Administrative Agent may prepare and distribute to the Lenders Reports containing information obtained by the Administrative Agent through the conduct of appraisals and field examinations pursuant to Sections 5.12 and 5.13 and the exercise of its inspection rights under Section 5.09.  Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

The Syndication Agent shall not have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)  if to any Loan Party, to the Borrower Representative at:

30 Dunnigan Drive
Suffern, New York  10901
Attention: Mr. Armand Correia, Chief Financial Officer
Facsimile No: (845) 369-4625

(ii)  if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

270 Park Avenue, 44th Floor
Mail Code: NY1-K855
New York, New York  10017
Attention: Donna DiForio
Facsimile No: (646) 534-2274

(iii)  if to any other Issuing Bank, to the address most recently specified by it in a notice delivered to the Administrative Agent and the Borrower; and

(iv)  if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient).

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.04), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) change Section 2.20 without the consent of each Lender (other than any Defaulting Lender), (viii) release any Loan Guarantor from its obligation under its Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (ix) except as provided in clauses (c) and (d) of this Section or in any Collateral Document, release Collateral having an aggregate value in excess of $20,000,000 without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Banks). Notwithstanding any of the foregoing, this Agreement may be amended without any additional consents to provide for increased Commitments in the manner contemplated by Section 2.09. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)  The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guarantee provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction not prohibited under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Except as provided in the preceding sentence and clause (b) of this Section, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)  If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consents of Lenders having Credit Exposure and unused Commitments representing more than 66% of the sum of the total Credit Exposure and unused Commitments at such time are obtained, but the consents of other necessary Lenders are not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace any Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Arrangers, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Subject to the provisions of Sections 5.09, 5.12 and 5.13, expenses subject to reimbursement by the Borrowers under this Section include, without limiting the generality of the foregoing, reasonable costs and expenses incurred in connection with:

(i) appraisals and insurance reviews;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii) taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)  The Borrowers agree, jointly and severally, to indemnify the Administrative Agent, the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on at, to or from any property owned or operated by any Borrower or any of its Subsidiaries, or any other Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such proceeding is initiated by an Indemnitee or any third party or any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the bad faith, gross negligence or wilful misconduct of such Indemnitee.  Except as set forth in clause (iv) of this paragraph (b), this Section 9.03 shall not apply to any Taxes (other than Other Taxes).

(c)  To the extent the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Arrangers, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d)  To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower Representative; provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) each Issuing Bank; provided that if any Issuing Bank has not provided written notice of its objection to any proposed assignment within three Business Days of its receipt thereof from the Administrative Agent, such Issuing Bank shall be deemed to have consented to such proposed assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)  Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(f) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  The Participant Register shall be available for inspection by the Borrowers and the Administrative Agent, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)  Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any US Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)  Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers.  For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13.  Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 9.15.  Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.16.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE X

Loan Guarantee

SECTION 10.01.  Guarantee.  Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, being collectively called the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02.  Guarantee of Payment.  This Loan Guarantee is a Guarantee of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue any Borrower, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or to enforce its rights against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03.  No Discharge or Diminishment of Loan Guarantee.  (a)   Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or its assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other right which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transaction.

(b)  The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)  Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04.  Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party or any other Person.  Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guarantee except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05.  Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 10.06.  Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guarantee. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07.  Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guarantee, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08.   Taxes.  The provisions of Section 2.17 shall apply mutatis mutandis to all payments by the Loan Guarantors of the Guaranteed Obligations.

SECTION 10.09.  Maximum Liability.  The provisions of this Loan Guarantee are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guarantee, then, notwithstanding any other provision of this Loan Guarantee to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guarantee or affecting the rights and remedies of the Lenders hereunder; provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.10.  Contribution.  In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guarantee, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s Applicable Share of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the Effective Date (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability).  Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guarantee from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of both the Administrative Agent, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.11.  Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all other liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

The Borrower Representative

SECTION 11.01.  Appointment; Nature of Relationship.  The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.  The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower.  The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section.

SECTION 11.02.  Powers.  The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03.  Employment of Agents.  The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04.  Notices.  Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default.”  In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders.  Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05.  Successor Borrower Representative.  Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative.  The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06.  Execution of Loan Documents; Borrowing Base Certificate.  The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates.  Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07.  Reporting.  Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative any certificate or report requested by the Borrower Representative, on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

THE DRESS BARN, INC.

By
Name:
Title:

TWEEN BRANDS, INC.

By
Name:
Title:

MAURICES INCORPORATED

By
Name:
Title:

OTHER LOAN PARTIES:

D.B.R., INC.

By
Name:
Title:

DBX, INC.

By
Name:
Title:

1

DRESS BARN CREDIT MANAGEMENT, LLC

By
Name:
Title:

MAURICES CREDIT MANAGEMENT, INC.

By
Name:
Title:

TWEEN BRANDS AGENCY, INC.

By
Name:
Title:

TWEEN BRANDS PURCHASING, INC.

By
Name:
Title:

TWEEN BRANDS SERVICE CO.

By
Name:
Title:

TWEEN BRANDS INVESTMENT, LLC

By
Name:
Title:

TOO GC, LLC

By
Name:
Title:

2

TWEEN BRANDS DIRECT, LLC

By
Name:
Title:

TWEEN BRANDS DIRECT SERVICES, INC.

By
Name:
Title:

AMERICAN FACTORING, INC.

By
Name:
Title:

TWEEN BRANDS STORE PLANNING, INC.

By
Name:
Title:

3

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender

By
Name:
Title:

BANK OF AMERICA, N.A., individually, as Issuing Bank and Lender

By
Name:
Title:

4

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF THE DRESS BARN, INC.

Name of Institution:

by

Name:
Title:

For any Lender requiring a second signature line:

by

Name:
Title:

SCHEDULE 2.01

COMMITMENT SCHEDULE

Lender	Commitment	Percentage
JPMorgan Chase Bank, N.A.	$52,500,000	26.25%
Bank of America, N.A.	$52,500,000	26.25%
U.S. Bank National Association	$27,500,000	13.75%
Fifth Third Bank	$22,500,000	11.25%
Capital One Leverage Finance Corp.	$22,500,000	11.25%
PNC Bank, National Association	$22,500,000	11.25%
Total	$200,000,000	100%

SCHEDULE 2.06

EXISTING LETTERS OF CREDIT
(Issuing Bank: JPMorgan Chase Bank, N.A.)

The Dress Barn, Inc.

LC Reference	Beneficiary	Issued	Expiry	LC Balance
HLCDSB00800080	HUALEY KNITWEARS LTD.	26JUN09	14APR10	$706,140.10
HLCDSB00800081	PT. RISMAR DAEWOO APPAREL	09JUL09	29JAN10	$732,880.20
HLCDSB00800083	NEELKAMAL INTERNATIONAL TRADERS	09JUL09	04MAR10	$2,401,793.67
HLCDSB00800085	ZHUJI WONDERFUL WIN GARMENTS CO.	28JUL09	14JAN10	$592,089.70
HLCDSB00800087	EVERKIND KNITTERS LIMITED	28JUL09	01MAR10	$1,697,003.90
HLCDSB00800088	NIEN HSING TEXTILE CO. LTD	30JUL09	17MAR10	$1,003,666.40
HLCDSB00800089	CHIAO KUANG GROUP LTD	30JUL09	04FEB10	$1,297,189.93
HLCDSB00800090	LAIS KNITWEAR MANUFACTURING LTD.	30JUL09	01MAR10	$61,293.60
HLCDSB00800092	KENTRIP INDUSTRIES LTD.	30JUL09	14FEB10	$1,836,511.30
HLCDSB00800094	MAU WING INDUSTRIAL LTD.	30JUL09	29JAN10	$48,366.80
HLCDSB00800095	TOTAL COSMOS LIMITED	30JUL09	14APR10	$632,675.00
HLCDSB00800096	TRISCO (OVERSEAS) LIMITED	03AUG09	24FEB10	$297,621.60
HLCDSB00800097	GET EVER INTERNATIONAL LTD.	03AUG09	17FEB10	$345,210.00
HLCDSB00800101	GREATWIND INTERNATIONAL LIMITED	03AUG09	01MAR10	$725,992.00
HLCDSB00800116	MEGATREND ENTERPRISES LTD	17AUG09	25DEC09	$77,889.60
HLCDSB00800118	HONTEX KNITTERS LIMITED	17AUG09	29JAN10	$133,135.50
HLCDSB00800120	WELSON TRADING LIMITED	24AUG09	29JAN10	$161,001.80
HLCDSB00800121	SILVER ENTERPRISES CO., LTD	31AUG09	14FEB10	$594,063.80
HLCDSB00800126	PACIFIC LINK FOOTWEAR LIMITED	31AUG09	20DEC09	$108,420.00
HLCDSB00800128	GIANT MAXWELL INT'L LTD.	31AUG09	29APR10	$1,174,571.00
HLCDSB00800131	CRYSTALCLEAR WEALTH LIMITED	04SEP09	30DEC09	$379,200.00
HLCDSB00800134	INTERNATIONAL TRADE CONNECTION	04SEP09	04APR10	$2,230,725.70
HLCDSB00800137	LL S PURCHASING CORP.	07SEP09	10DEC09	$88,650.00
HLCDSB00800140	JIU DA INTERNATIONAL LTD.	11SEP09	30DEC09	$83,200.00
HLCDSB00800142	ZHEJIANG SPRINGAIR GROUP	14SEP09	17MAR10	$99,421.00
HLCDSB00800143	TAK VENG GARMENT FACTORY LTD	14SEP09	17MAR10	$201,360.50
HLCDSB00800145	FUN YVES INTERNATIONAL CO., LTD.	14SEP09	01MAR10	$56,420.00
HLCDSB00800146	SING SHUN KNITTING FACTORY LIMITED	22SEP09	30MAR10	$167,134.00
HLCDSB00800156	ZHEJIANG ZHONGLIYA IND.CO., LTD.	22SEP09	30MAR10	$1,155,559.60
HLCDSB00800157	TOP GLORY SHOES LIMITED	21SEP09	30DEC09	$54,000.00
HLCDSB00800159	KOSTROMA LIMITED	24SEP09	20DEC09	$204,765.00
HLCDSB00800160	JUNIOR GALLERY LTD	24SEP09	19JAN10	$298,087.50
HLCDSB00800165	NINGBO SEDUNO IMPORT AND EXPORT CO.	24SEP09	01MAR10	$26,428.80
HLCDSB00800166	JIANGSU GUOTAI INTERNATIONAL GROUP	24SEP09	12MAR10	$516,453.50
HLCDSB00800170	FOOTWEAR UNLIMITED INC.	28SEP09	30DEC09	$51,960.00
HLCDSB00800172	ZHANGJIAGANG UNITEX CO., LTD	28SEP09	14MAR10	$183,474.00
HLCDSB00800173	GREENWAY GROUP HOLDING INV., LTD.	28SEP09	14MAR10	$844,288.00
HLCDSB00800177	NEW WORLD FASHION LIMITED	30SEP09	14JAN10	$136,098.00
HLCDSB00800180	YEE TUNG GARMENT CO. LTD.	02OCT09	01MAR10	$77,830.00
HLCDSB00800183	KUNSHAN HOZA GARMENT MANUFACTURING	02OCT09	17MAR10	$507,160.00
HLCDSB00800184	ZHEJIANG CHARM WINNER GARMENTS CO.	02OCT09	28MAR10	$331,953.20
HLCDSB00800190	GARMENT 10 JOINT STOCK COMPANY	02OCT09	14FEB10	$172,776.00
HLCDSB00800193	QUEENLAND LTD.	02OCT09	29JAN10	$84,643.50
HLCDSB00800195	MEGATREND ENTERPRISES LTD	13OCT09	24JAN10	$60,000.00
HLCDSB00800204	JUNIOR GALLERY LTD	19OCT09	30DEC09	$102,400.00
HLCDSB00800206	NEELKAMAL INTERNATIONAL TRADERS	20OCT09	09FEB10	$285,723.15
HLCDSB00800212	CHINA UNION (CASHMERE) INT'L	22OCT09	29NOV09	$879.84
HLCDSB00800220	MODA SHOE LTD	23OCT09	24FEB10	$78,510.00
HLCDSB00800223	YANTAI YAQI TEXTILE CO., LTD	23OCT09	01MAR10	$371,654.80
HLCDSB00800230	FUNG MOU ENTERPRISE CO, LTD.	27OCT09	07MAR10	$72,515.00
HLCDSB00800232	EVERKIND KNITTERS LIMITED	27OCT09	01MAR10	$154,180.00
HLCDSB00800234	CHIAO KUANG GROUP LTD	27OCT09	24FEB10	$149,448.00
HLCDSB00800237	SHANGHAI XIANGYI INTERNATIONAL	27OCT09	30DEC09	$51,495.60
HLCDSB00800238	KING STAR GARMENT INT'L CO. LTD	29OCT09	14FEB10	$15,600.00
HLCDSB00800239	ICB ASIA CO LIMITED	29OCT09	12MAR10	$99,180.00

Schedule 2.06 - 1

LC Reference	Beneficiary	Issued	Expiry	LC Balance
HLCDSB00800245	GUANGZHOU LIGHT HOLDING FOOTWEAR	29OCT09	30DEC09	$6,960.00
HLCDSB00800247	CRYSTALCLEAR WEALTH LIMITED	29OCT09	14APR10	$626,749.00
HLCDSB00800250	SUREFIELD LIMITED	29OCT09	12MAR10	$294,885.00
HLCDSB00800256	LUSUNG SHOE LTD.	02NOV09	24FEB10	$174,900.00
HLCDSB00800257	CRYSTALCLEAR WEALTH LIMITED	04NOV09	14APR10	$511,898.60
HLCDSB00800258	ZHUJI WONDERFUL WIN GARMENTS CO.	05NOV09	12MAR10	$543,381.00
HLCDSB00800259	KENTRIP INDUSTRIES LTD.	09NOV09	24FEB10	$182,745.00
HLCDSB00800261	NIEN HSING TEXTILE CO. LTD	09NOV09	17MAR10	$59,447.00
HLCDSB00800262	GOLDEN MATE INTERNATIONAL CORP	09NOV09	18APR10	$148,128.00
HLCDSB00800264	CARNIVAL INDUSTRIAL CORPORATION	11NOV09	01MAR10	$150,028.00
HLCDSB00800265	SIMPLE APPROACH LTD	11NOV09	30MAR10	$164,544.00
HLCDSB00800268	SUREFIELD LIMITED	11NOV09	12MAR10	$83,250.00
HLCDSB00800270	PT. RISMAR DAEWOO APPAREL	17NOV09	14FEB10	$229,335.00
HLCDSB00800271	FORTUNE FOOTWEAR INC.	17NOV09	21FEB10	$195,525.00
HLCDSB00800276	FOOTWEAR UNLIMITED INC.	16NOV09	21FEB10	$59,040.00
HLCDSB00800282	ZHEJIANG ZHUJI SHENYING TRADING	18NOV09	07MAR10	$35,280.00
HLCDSB00800283	CRYSTAL CLEAR	19NOV09	01MAR10	$718,526.00
HLHI-491065	LUSUNG SHOE	11/06/09	03/07/10	129,412.50
HLHI-490819	BUSINESS FAITH INTERNATIONAL LTD.	09/25/09	01/29/10	122,200.00
HLHI-490820	GREAT GAIN TRADING LTD	09/25/09	12/25/09	35,650.00
HLHI-490822	THE HONESTIEST ENTERPRISE CO.,LTD.	09/25/09	02/04/10	547,091.25
HLHI-490823	THE HONESTIEST ENTERPRISE CO.,LTD.	09/25/09	12/10/09	41,925.00
HLHI-490824	SHAN JIA KNITTING CO. LTD	09/25/09	12/20/09	51,300.00
HLHI-490825	ZHEJIANG JIAXING SILK CORP LTD	09/25/09	02/19/10	229,320.00
HLHI-490826	EINS TREND INC.	09/25/09	02/24/10	514,900.50
HLHI-490844	GREAT FUTURE CO., LTD.	09/30/09	12/30/09	52,768.00
HLHI-490848	TAK VENG GARMENT FACTORY LTD	09/30/09	12/20/09	21,200.00
HLHI-490849	ATTRACTIONS FOOTWEAR LIMITED	09/30/09	01/29/10	113,466.00
HLHI-490853	MERRY LINK DEVELOPMENT	09/30/09	01/31/10	496,027.60
HLHI-490919	TAK VENG GARMENT FACTORY LTD	10/27/09	01/31/10	285,900.00
HLHI-490935	TOP GLORY SHOES LIMITED	10/16/09	12/31/09	61,335.00
HLHI-490939	GREATWIND INTERNATIONAL LTD	10/27/09	01/29/10	324,220.00
HLHI-490998	FORTUNESTAR CO.	10/29/09	01/27/10	114,147.00
HLHI-491038	NINGBO FUMAO TEXTILE INTL LTD.	11/06/09	12/27/09	23,780.00
HLHI-491043	TOP GLORY SHOES LIMITED	11/06/09	02/19/10	261,895.50
HLHI-491057	NINGBO SEDUNO IMP EXP CO., LTD.	11/06/09	01/24/10	13,776.00
HLHI-491061	MODA SHOE LTD	11/06/09	02/14/10	109,102.95
HLHI-491065	LUSUNG SHOE	11/06/09	03/07/10	129,412.50
CTCS-729206	LIMITED BRANDS, INC.	11/23/09	8/13/10	$48,819.40
CTCS-729213	LIMITED BRANDS, INC.	11/23/09	7/30/22	$593,347.80
T-229236	LIBERTY MUTUAL INSURANCE COMPANY	08/23/02	08/30/10	$650,000.00
T-238650	JOHN HANCOCK LIFE INSURANCE COMPANY	06/20/03	06/30/10	$1,350,000.00
T-250454	HARTFORD FIRE INSURANCE COMPANY	08/30/04	08/30/10	$2,188,369.00

Schedule 2.06 - 2

SCHEDULE 3.05

REAL PROPERTIES

OWNED PROPERTIES

Loan Party	Property Location

Maurices Incorporated	105, 106, 108, 110, 112, 117 W Superior Street
Duluth, Minnesota 55802

6600 Merle Hay Road
Johnston, Iowa 50131

Tween Brands Service Co.	8323 Walton Parkway
New Albany, Ohio 43054

44-acre Vacant Parcel
North of Walton Parkway
West of Bevelhymer Road
New Albany, Ohio 43054

200 Heritage Drive
Pataskala, Ohio 43062

LEASED PROPERTIES

Attached.

Schedule 3.05

SCHEDULE 3.06

DISCLOSED MATTERS

None.

Schedule 3.06

SCHEDULE 3.12

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Authorized Shares	Issued Shares	Ownership
The Dress Barn, Inc.	Connecticut			Publicly held
DBX, Inc.	New York	200	1	100% owned by The Dress Barn, Inc.
D.B.R., Inc.	Delaware	200	1	100% owned by The Dress Barn, Inc.
Dress Barn Credit Management, LLC	Virginia	N/A	N/A	100% owned by The Dress Barn, Inc.
Maurices Incorporated	Delaware	1,000	1,000	100% owned by The Dress Barn, Inc.
Maurices Credit Management, Inc.	Virginia	1,000	1,000	100% owned by Maurices Incorporated
Tween Brands, Inc.	Delaware	100	100	100% owned by The Dress Barn, Inc.
Tween Brands Agency, Inc.	Ohio	850	100	100% owned by Tween Brands, Inc.
Tween Brands Purchasing, Inc.	Ohio	850	100	100% owned by Tween Brands, Inc.
Tween Brands Service Co.	Ohio	1,500	100	100% owned by Tween Brands, Inc.
Tween Brands Investment, LLC	Ohio	N/A	N/A	100% owned by Tween Brands Service Co.
Too GC, LLC	Ohio	N/A	N/A	100% owned by Tween Brands, Inc.
Tween Brands Direct, LLC	Ohio	N/A	N/A	100% owned by Tween Brands, Inc.
Tween Brands Direct Services, Inc.	Ohio	850	100	100% owned by Tween Brands, Inc.
American Factoring, Inc.	Nevada	2,500	100	100% owned by Tween Brands, Inc.
Tween Brands Store Planning, Inc.	Ohio	850	100	100% owned by Tween Brands, Inc.
Too Retail & Sales Puerto Rico, Inc.	Puerto Rico	100	100	100% owned by Tween Brands, Inc.
Tween Brands Sourcing Hong Kong Limited	Hong Kong	163,800,200	163,800,200	100% owned by Tween Brands, Inc.

Schedule 3.12

SCHEDULE 3.13

INSURANCE

As of the Effective Date, the Company, together with its Subsidiaries (other than the Acquired Company and its Subsidiaries (except for the Excess Umbrella policy below, which includes the Acquired Company and its Subsidiaries)), maintains the following insurance, as described below and as specified in the Schedule below:

COVERAGE	CURRENT CARRIER	CURRENT BROKER	EXPIRATION	CURRENT LIMIT / VALUE
PROPERTY incl B & M	LEXINGTON INS CO. and CONTINENTAL CASUALTY	WILLIS	8/1/10	210MM / 1,151,477,000 property values

OCEAN CARGO	ZURICH	WILLIS	11/1/10	2.5MM / 1,568,000,000 sales

PENSION BOND	TRAVELERS	ARC	CONTINUOUS	500,000

GENERAL LIABILITY	LIBERTY MUTUAL	USI NORTHEAST	8/1/10	1MM / 1,549,000,000 sales

AUTO ALL STATES	LIBERTY MUTUAL	USI NORTHEAST	8/1/10	1MM / 169 vehicles

UMBRELLA	CONTINENTAL CASUALTY	USI NORTHEAST	8/1/10	25,000,000

EXCESS UMBRELLA	NATIONAL SURETY	USI NORTHEAST	8/1/10	50,000,000 XS 25,000,000 TOTAL LIMITS BETWEEN UMBRELLA AND EXCESS - $75MM

WORKERS COMPENSATION ALL STATES	HARTFORD INS CO.	USI NORTHEAST	8/1/10	STATUTORY / 245,519,031 payroll

DIRECTORS & OFFICERS	FEDERAL	ARC	5/31/10	10,000,000

EXCESS DIRECTORS & OFFICERS	ZURICH AMERICAN	ARC	5/31/10	10,000,000 XS 10,000,000 TOTAL LIMITS BETWEEN DIRECTORS & OFFICERS AND EXCESS - $20MM

FIDUCIARY	EXECUTIVE RISK	ARC	7/29/10	10,000,000

Schedule 3.13 - 1

As of the Effective Date, the Acquired Company, together with its Subsidiaries, maintains the following insurance, as described below and as specified in the Schedule below:

1.	Federal Insurance Company–
(i)	Commercial General Liability - Policy #35799228; Term: 9/1/09–12/31/09; Amt: $1,000,000 (Each occurrence)
(ii)	Automobile Liability - Policy #74982851; Term: 9/1/09–12/31/09 - Amt: $1,000,000 (Each accident)
(iii)	Worker’s Comp. & Employers’ Liability - Policy #71707625; Term: 9/1/09-9/1/10 – Amt: $1,000,000 (Each accident)
2.	Lexington Insurance Company - Commercial Property Insurance – Policy # 1157146 - Term: 9/1/09-12/31/09 – Amt: $150,000,000

Schedule 3.13 - 2

SCHEDULE 3.18

CREDIT CARD ARRANGEMENTS

1.	Fifth Third Bank
Attention: Eric Colfer, MD 10909A
38 Fountain Square
Cincinnati, OH 45263

2.	American Express
P.O. Box 981532
El Paso, TX 79998

3.	Discover Network
P.O. Box 3011
New Albany, OH 43054-3011

4.	Alliance Data Systems
CAD 4/ Support Accounting
3100 Easton Square Place Rd.
Columbus, OH 43219

5.	Fifth Third Securities
MD 1MOB2A
5050 Kingsley Drive
Cincinnati, OH 45263

6.	Bank of America Merchant Services
4444 Dunmovin Drive
Kennesaw, GA  30144

7.	Discover Financial Services
2500 Lake Cook Road (RW2)
Riverwoods, IL 60015

8.	Alliance Data Systems
3100 Easton Square Plaza
Columbus, OH  43219

9.	American Express
1120 Avenue of the Americas
New York, NY  10036

Schedule 3.18

SCHEDULE 6.01

EXISTING INDEBTEDNESS

In connection with the Company’s leases of its stores, certain leases provide for additional rents based on percentages of net sales, charges for real estate taxes, insurance and other occupancy costs, the amounts of which are publicly disclosed in the Company’s filings.

Acquired Company
	Purpose	Outstanding Balance	Termination Date
Vigilant Insurance - Import Bond Too Import LLP	Customs Bond - Import	$2,000,000.00	2/10/10

Avalon Risk Mgmt - Custodial Bond Too Brands, Inc.	Custodian of Bonded Merchandise	$200,000.00	9/16/10

State of Nevada Department of Taxation - Too Inc #929127556	Sales & Use Tax Bond	$40,313.00	12/2/09

State of Nevada Department of Taxation - Too Store Plan. #83034291	Sales & Use Tax Bond	$4,000.00	12/22/10

State of Nevada Department of Taxation - Justice Stores # 83034781	Sales & Use Tax Bond	$24,000.00	4/22/12

State of Oklahoma Department of Taxation - Too Store Plan # 83034292	Sales & Use Tax Bond	$9,000.00	12/16/09

State of Arizona Department of Utilities - #83036384	Utilities Bond	$6,075.00	8/1/10

State of Arizona - Justice Stores #83036620 (surety bond)	Sales & Use/Utility Bond	$2,160.00	10/13/10

Justice Stores Utility Bond - #83037032	Utilities Bond	$3,200.00	4/4/12

Justice Utility Bond - #83037547	Utilities Bond	$3,200.00	1/19/10

Justice Utility Bond - #83038370	Utilities Bond	$3,990.00	5/1/11

IBM Credit Corporation	Technology Lease	$115,200	06/2010

IBM Credit Corporation	Technology Lease	$202.432	12/2010

Net Jets	Jet lease dep	$47,93332

M&S Property	Security dep	$500

Cathedral St	Security dep	$2,030

Richard Bahadurian		$5,190

American Ventures	Regional office lease	$2,500

O’Brien Kieman Inv Co		$2,500

CitiCapital Fleet	Vehicle Fleet Lease Program	$142,091.46

Ikon Financial Services	Equipment Lease

Schedule 6.01 - 1

	Purpose	Outstanding Balance	Termination Date
Postage Meter	Postage Meter Lease	$17,401.12

Speed FC	Postage Permit Deposit	$20,500.00

Taylor & Malhis, Inc, et al.	Regional Office Property Lease	$277.62

Corporate Plaza	Regional Office Property Lease	$1,742.19

Hong Kong/Korea offices	Office Deposit/Facilitation Fee Deposit/Copiers	$93,029

Ohio Power	Utility Deposit - Etna Ohio DC	$6,920.00

Various Utility Deposits (Water & Electric) Justice Stores	121 Store Utility Deposits (Water & Electric)	$180,492.96

Various Utility Deposits (Water & Electric) Hong Kong	Utility Deposits (Water & Electric)	$3,036.23

Various Utility Deposits (Water & Electric) Puerto Rico	Store Utility Deposit (Water & Electric)	$3,650.00

Schedule 6.01 - 2

SCHEDULE 6.02

EXISTING LIENS

Name	Secured Party	Filing Location	Filing Date	Filing Number	Collateral
Too Brands, Inc.	LeaseNet Group, Inc.	OH SOS	02/03/05	OH00086147951	Leased Equipment
Too Brands, Inc.	LeaseNet Group, Inc.	OH SOS	02/03/05	OH00086148074	Leased Equipment
Too Brands, Inc.	IBM Credit LLC	OH SOS	02/07/05	OH00086215461	Leased Equipment
Too Brands, Inc.	LeaseNet Group, Inc.	OH SOS	06/20/05	OH00090550982	Leased Equipment
Too Brands, Inc.	IBM Credit LLC	OH SOS	09/30/05	OH00093835757	Leased Equipment
Too Brands, Inc.	IBM Credit LLC	OH SOS	10/04/05	OH00093968506	Leased Equipment
Too Brands, Inc.	IBM Credit LLC	OH SOS	11/14/05	OH00095538880	Leased Equipment
Too, Inc.	IOS Capital	DE SOS	07/06/05	52063304	Leased Equipment
Too, Inc.	IOS Capital	DE SOS	09/09/05	52805092	Leased Equipment
Too, Inc.	IOS Capital	DE SOS	09/30/05	53029643	Leased Equipment
Too, Inc.	IOS Capital	DE SOS	10/19/05	53231611	Leased Equipment
Too, Inc.	IOS Capital	DE SOS	10/19/05	53231629	Leased Equipment
Too, Inc.	IOS Capital	DE SOS	02/03/06	60417998	Leased Equipment
Too, Inc.	IOS Capital	DE SOS	05/02/06	61474022	Leased Equipment
Too, Inc.	IOS Capital	DE SOS	06/20/06	62098812	Leased Equipment
Too, Inc.	IOS Capital	DE SOS	02/15/07	2007 0596139	Leased Equipment
Tween Brands Service Co.	IBM Credit LLC	OH SOS	1/2/07	OH00110455511	Leased Equipment
Tween Brands Service Co.	IBM Credit LLC	OH SOS	2/4/08	OH00123508327	Leased Equipment
Tween Brands Service Co.	IBM Corporation	OH SOS	9/8/08	OH00129407147	Leased Equipment

Schedule 6.02 - 1

SCHEDULE 6.04

EXISTING INVESTMENTS

1.	The Dress Barn, Inc.’s Investments in Nina McLemore, Inc., a Delaware corporation

(a)	Purchased 40,000 shares for a price of $400,000.00 on or about September 15, 2004

(b)	Purchased 15,105 shares for a price of $151,052 on August 17, 2005

(c)	Purchased 20,000 shares of Series B Convertible Preferred Stock for $200,000 ($10/share) on January 2, 2008

2.	The Dress Barn, Inc.’s Investments in Jule, Inc., a Delaware corporation

(a)	Purchased 280,000 shares of Series A Preferred Stock for $5.00 per share, for a total price of $1,400,000, on September 22, 2006

(b)	Purchased 61,965 shares of Series A Preferred Stock on June 1, 2007 for $300,000 (approx. $4.841443/share)

(c)	Purchased 61,965 shares of Series A Preferred Stock on July 19, 2007 for $300,000 (approx. $4.841443/share), after Jule, Inc. signed its 4th retail lease

(d)	Purchased 15,000 shares of Common Stock from Alex Wong on August 7, 2007 for $30,000 ($2.00/share)

(e)	Purchased 15,000 shares of Common Stock from Doug Zaper on July 2, 2008 for $60,000 ($4.00/share)

(f)
$900,000 of cash advances to Jule, Inc. ($300,000 to open each of three new stores), to be converted by December 5, 2008 into shares of Series A Convertible Preferred Stock of Jule, Inc. at a price of $4.70.

(g)
The Dress Barn, Inc. owns 42,500 shares of Common Stock and 804,306 shares of Series A Convertible Preferred Stock of Jule, Inc.  The Dress Barn, Inc. owns approximately 62% of the equity of Jule, Inc. on an as-converted basis.

(h)
The Dress Barn, Inc. has the right and the obligation to acquire 105,882 shares of Series A Convertible Preferred Stock of Jule, Inc. for an aggregate purchase price of $450,000 (i.e., $4.25 per share).

3.	The lease of the Distribution Center with Dunnigan.

4.	The capital contribution by the Company to the Acquired Company in connection with Amended Acquired Company Credit Agreement.

Schedule 6.04

SCHEDULE 6.10

EXISTING RESTRICTIONS

None.

Schedule 6.10

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender][1]

3.	Borrowers:

1 Select as applicable.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The $200,000,000 Credit Agreement dated as of November [25], 2009 among The Dress Barn, Inc., Tween Brands, Inc. and Maurices Incorporated, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Revolving Facility	$	$		%
	$	$		%
	$	$		%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates on or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMorgan Chase Bank, N.A., as
Administrative Agent

By
Title:

[NAME OF RELEVANT PARTY]

By
Title:

Exhibit A

ANNEX 1

THE DRESS BARN, INC. CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

OPINION OF COUNSEL FOR THE LOAN PARTIES

November [25], 2009

To the Lenders and the Administrative
Agent Referred to Below
c/o JPMorgan Chase Bank, N.A., as
Administrative Agent
270 Park Avenue
New York, New York 10017

Dear Sirs:

We have acted as counsel for The Dress Barn Inc., a Connecticut corporation (the “Company”) and the other Loan Parties, in connection with the Credit Agreement dated as of November [25], 2009 (the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the banks and other financial institutions identified therein as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent.  Terms defined in the Credit Agreement are used herein with the same meanings.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, we are of the opinion that:

1.  Each Loan Party (a) is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

2.  The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  The Loan Documents have been duly executed and delivered by the Loan Parties and constitute legal, valid and binding obligations of the Loan Parties, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by the such Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party.

4.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to our knowledge, threatened against or affecting any Loan Party (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve the Loan Documents or the Transactions.

5.  None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

6.           The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

7.           The making of the Loans and the application of proceeds thereof as provided in the Agreement do not violate Regulation U of the Board of Governors of the Federal Reserve System.

8.           The provisions of the Collateral Documents are sufficient to create in favor of the Administrative Agent a security interest in all right, title and interest of each Loan Party in those items and types of collateral described in the Collateral Documents in which a security interest may be created under Article 9 of the UCC as in effect on the date hereof in the State of [        ].  Financing statements on Form UCC-1’s have been duly authorized by each Loan Party and have been duly filed in each filing office indicated in Exhibit A hereto under the UCC in effect in each state in which said filing offices are located.  The description of the collateral set forth in said financing statements is sufficient to perfect a security interest in the items and types of collateral described therein in which a security interest may be perfected by the filing of a financing statement under the UCC as in effect in such states.  Such filings are in proper form for filing and are sufficient to perfect the security interest created by the Collateral Documents in all right, title and interest of the Loan Parties in those items and types of collateral described in the Collateral Documents in which a security interest may be perfected by the filing of a financing statement under the UCC in such states.

Exhibit B

9.           Assuming that the Administrative Agent has taken and is retaining possession of the stock certificates evidencing any Capital Stock described in the Security Agreement (the “Pledged Stock”), together with properly completed stock powers endorsing the Pledged Stock and executed by the “Grantors” named in the Security Agreement in blank, and that the Agent has taken such Pledged Stock in good faith without notice of any adverse claim within the meaning of the UCC, there has been created under the Security Agreement, and there has been granted to the Agent a valid and perfected first priority security interest in the Pledged Stock, with the consequence of perfection by control accorded by the UCC.

10.           Assuming that funds are maintained on deposit in Deposit Accounts with JPMorgan Chase Bank, N.A., the Deposit Account Control Agreements [Lock Box Agreements] with such banks are sufficient to create in favor of the Administrative Agent, a perfected security interest in such Deposit Accounts and the funds deposited therein, with the consequences of perfection by control accorded by the UCC.

We are members of the bar of the State of [        ]3 and the foregoing opinion is limited to the laws of the State of [        ][, the General Corporation Law of the State of Delaware] and the Federal laws of the United States of America.  We note that the Credit Agreement is governed by the laws of the State of New York and, for purposes of the opinion expressed in paragraph 2 above, we have assumed that the laws of the State of New York do not differ from the laws of [          ] in any manner that would render such opinion incorrect.]4  This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your Loans) without our prior written consent.

3 Insert relevant state for each counsel providing an opinion.
4 Only to be included in the opinions of non-New York local counsel.

Exhibit B

BORROWING BASE REPORT
Rpt #
Obligor Number:			Date:
Loan Number:			Period Covered:___________ to ____________
COLLATERAL CATEGORY	Credit Card A/R	Inventory	Total Eligible Collateral
Description
1 Beginning Balance (Previous report - Line 8)
2 Additions to Collateral (Gross Sales or Purchases)
3 Other Additions (Add back any non-A/R cash in line 3)
4 Deductions to Collateral (Cash Received)
5 Deductions to Collateral (Discounts, other)
6 Deductions to Collateral (Credit Memos, all)
7 Other non-cash credits to Credit Card A/R
8 Total Ending Collateral Balance
9 Less Ineligible - Past Due
10 Less Ineligible - Cross-age (___%)
11 Less Ineligible - Foreign
12 Less Ineligible - Contra
13 Less Ineligible - Other (attached schedule)
14 Total Ineligibles - Credit Card Accounts Receivable

15 Less Ineligible – Inventory Slow-moving
16 Less Ineligible – Inventory Offsite not covered
17 Less Ineligible – Inventory WIP
18 Less Ineligible – Consigned
19 Less Ineligible – Other (attached schedule)
20 Total Ineligible Inventory

21 Total Eligible Collateral
22 Advance Rate Percentage	90%	75%
23 Net Available - Borrowing Base Value
24 Reserves (other)
[25] Total Borrowing Base Value
25A Total Availability/CAPS
26 Revolver Line			Total Revolver Line
27 Maximum Borrowing Limit (Lesser of [25] or 26)*			Total Available
27A Suppressed Availability
LOAN STATUS
28 Previous Loan Balance (Previous Report Line 31)
29 Less: A. Net Collections (Same as line 4) B. Adjustments/Other _______________
30 Add: A. Request for Funds B. Adjustments/Other _______________
31 New Loan Balance
32 Letters of Credit outstanding
33 Availability Not Borrowed (Lines 27 less 31 & 32)
34 OVERALL EXPOSURE (Line 31)

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement (“Agreement”), among JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent for the Lenders, the Loan Parties, The Dress Barn Inc. (the “Company”) and the other Borrowing Subsidiaries party thereto, the Company is executing and delivering to JPMCB this Collateral Report accompanied by supporting data (collectively referred to as the “Report”).  The Company represents and warrants to JPMCB that this Report is true and correct, and is based on information contained in the Company’s own financial accounting records.  The Company, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this ________ day of _______________, 20__, that the Company is in compliance with said Agreement.

COMPANY NAME:		AUTHORIZED SIGNATURE:

Exhibit C

EXHIBIT D

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of November [25], 2009 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among The Dress Barn, Inc., (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as an Issuing Bank.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, ON ITS BEHALF AND ON BEHALF OF THE BORROWERS, THAT:

1.   I am the duly elected [                ] of the Borrower Representative;

2.  I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements [and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes]5;

3.  The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement;

4.   I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Agent the notice required by Section 4.14 of the Security Agreement;

5. Schedule I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct;  and

5 For quarterly or monthly financial statements.

Exhibit D

6.  Schedule II hereto sets forth the computations necessary to determine the Applicable Rate and commencing on the first day of the calendar month after the month in which this Compliance Certificate is delivered.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this __ day of _______, 20[  ].

______________________________________________,
as Borrower Representative

By:
Name:
Title:

Exhibit D

SCHEDULE I

Compliance as of _________, ____ with
Provisions of Section 6.12 and Section 6.13 of
the Credit Agreement

SCHEDULE II

Borrowers’ Applicable Rate Calculation

EXHIBIT E

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [  ], 200_, is entered into between [entity name of the new subsidiary], a [type of entity and jurisdiction of organization](the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement, dated as of November [25], 2009 among The Dress Barn Inc., (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto and the Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.           The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.           If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

3.           The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4.           The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.           This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6.           THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative
Agent

By:
Name:
Title:

Exhibit E

EXHIBIT F

PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of November [25], 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among The Dress Barn, Inc. (the “Borrower Representative”), the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent and J.P. Morgan Securities Inc. and Banc of America Securities LLC as sole and exclusive joint lead arrangers and joint bookrunners.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Security Agreement referred to therein, as applicable.

The undersigned, a Financial Officer and a Legal Officer, respectively, of the Borrower Representative, hereby certify (in their respective capacities as officers of the Borrower Representative and not individually, and, in the case of the Acquired Company and its Subsidiaries, solely to such officer’s actual knowledge) to the Administrative Agent and each other Secured Party as follows:

1.           Names.  (a)  The exact legal name of each Grantor, as such name appears in its respective certificate of formation, is as follows:

(b)  Set forth below is each other legal name each Grantor has had in the past five years, together with the date of the relevant change:

(c)  Except as set forth in Schedule 1 hereto, no Grantor has changed its identity or corporate structure in any way within the past five years.  Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization.  If any such change has occurred, include in Schedule 1 the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d)  The following is a list of all other names (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

 (e)  Set forth below is the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization:

(f)  Set forth below is the Federal Taxpayer Identification Number of each Grantor:

2.  Current Locations.  (a)  The chief executive office of each Grantor is located at the address set forth opposite its name below:

Grantor	Mailing Address	County	State

(b)  Set forth below opposite the name of each Grantor are all locations where such Grantor maintains any books or records relating to any Accounts Receivable (with each location at which chattel paper, if any, is kept being indicated by an “*”):

Grantor	Mailing Address	County	State

(c)  The jurisdiction of formation of each Grantor that is a registered organization is set forth opposite its name below:

Grantor:	Jurisdiction:

(d)  Set forth below opposite the name of each Grantor are all the locations where such Grantor maintains any Equipment or other Collateral not identified above:

Grantor	Mailing Address	County	State

(e)  Set forth below opposite the name of each Grantor are all the places of business of such Grantor not identified in paragraph (a), (b), (c) or (d) above:

None.

(f)  Set forth below opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Collateral of such Grantor:

[See bailees in 2(d)]6

3.  Unusual Transactions.  All Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

4.  File Search Reports.  File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no liens against any of the Collateral other than those reflected thereon and/or permitted under the Credit Agreement.

6 DB to confirm.

Exhibit F

5.  UCC Filings.  Financing statements in substantially the form of Schedule 5 hereto have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located and, to the extent any of the collateral is comprised of fixtures, timber to be cut or as extracted collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 2 hereof.

6.  Schedule of Filings.  Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7.  Stock Ownership and other Equity Interests.  Attached hereto as Schedule 7 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of the Borrower Representative and each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 7 is each equity investment of the Borrower Representative or any Subsidiary that represents 50% or less of the equity of the entity in which such investment was made (other than Permitted Investments).

8.  Debt Instruments.  Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other evidence of indebtedness held by the Borrower Representative and each Subsidiary that are required to be pledged under the Security Agreement, including all intercompany notes between the Borrower Representative and each Subsidiary and each Subsidiary of the Borrower Representative and each other such Subsidiary.

9.  Advances.  Attached hereto as Schedule 9 is (a) a true and correct list of all advances made by the Borrower Representative to any Subsidiary of the Borrower Representative or made by any Subsidiary of the Borrower Representative to the Borrower Representative or to any other Subsidiary of the Borrower Representative (other than those identified on Schedule 8), which advances will be on and after the date hereof evidenced by one or more intercompany notes pledged to the Administrative Agent under the Security Agreement and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to the Borrower Representative or any Subsidiary of the Borrower Representative.

10.  [Intentionally Omitted]

11.  Intellectual Property.  Attached hereto as Schedule 11(A) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s Patents, Patent Licenses, Trademarks and Trademark Licenses, including the name of the registered owner, the registration number and the expiration date of each Patent, Patent License, Trademark and Trademark License owned by any Grantor. Attached hereto as Schedule 11(B) in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor’s Copyrights and Copyright Licenses, including the name of the registered owner, the registration number and the expiration date of each Copyright or Copyright License owned by any Grantor.

12.  Commercial Tort Claims.  Attached hereto as Schedule 12 is a true and correct list of each commercial tort claim in excess of $500,000 to be held by any Grantor on the Closing Date, including a brief description thereof, except those claims which are publicly filed and/or disclosed.

Exhibit F

13.  Deposit Accounts.  Attached hereto as Schedule 13 is a true and correct list of deposit accounts maintained by each Grantor (other than those deposit accounts attributable to individual store locations), including the name and address of the depositary institution, the type of account, the account number and the account holder for each account.

14.  Securities Accounts.  Attached hereto as Schedule 14 is a true and correct list of securities accounts maintained by each Grantor, including the name and address of the financial institution holding the security account (including a securities intermediary or commodity intermediary), the type of account and the account number.

Exhibit F

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [25th] day of November, 2009.

THE DRESS BARN, INC.

By:
	Name:	Reid Hackney
	Title:	Vice President of Finance and Corporate
Controller

By:
	Name:	Gene Wexler
	Title:	Senior Vice President, General Counsel
& Assistant Secretary

EXHIBIT F

Schedule 1
Changes in Corporate Identity/Structure

EXHIBIT F

Schedule 2(b)
List of Store Locations

Attached hereto.

EXHIBIT F

Schedule 5
UCC Financing Statements

Attached hereto.

EXHIBIT F

Schedule 6
Filing Locations

Entity	Filing Office

EXHIBIT F

Schedule 7
Capital Stock & Investments

EXHIBIT F

Schedule 8
Debt Instruments

EXHIBIT F

Schedule 9
Intercompany Advances

There are multiple intercompany advances, but as of the Effective Date, all such advances will be made pursuant to the promissory notes listed on Schedule 8.7

EXHIBIT F

Schedule 10

Intentionally Omitted

EXHIBIT F

Schedule 11(A)
Patents/Trademarks

1.

EXHIBIT F

LICENSES8

a.	Patent Licenses

None.

b.	Copyright Licenses

None.

c.	Trademark Licenses

2.	Patents

8.

EXHIBIT F

Schedule 11(B)
Copyrights

EXHIBIT F

Schedule 12
Commercial Tort Claims

None.

EXHIBIT F

Schedule 13
Deposit Accounts9

Borrower Representative Concentration Account

9 DB to confirm.

EXHIBIT F

Schedule 1410
Securities Accounts

EXHIBIT F